Exhibit 10.1

[Execution Version]

ASSET PURCHASE AGREEMENT

by and among

REMY INTERNATIONAL, INC.,

UPC ACQUISITION CORP.,

UNIT PARTS COMPANY,

GHKR, INC.,

GHKR SRL,

AURRA INDUSTRIES, INC.,

QAPI S.A de C.V.,

UNIT PARTS COAHUILA S.A. de C.V.

PRESTADORA de SERVICIOS JALISCO S.A. de C.V,

THE STOCKHOLDER OF

UNIT PARTS COMPANY

and

THE OTHER PARTIES HERETO

Dated February 25, 2005

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(continued)

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(continued)

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(continued)

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EXHIBITS

1.4A	Earn Out
2.2A	Form of Assignment and Assumption Agreement
2.2B	Form of Bill of Sale
2.2C	Form of Special Warranty Deeds
2.2D	Form of Leasehold Assignments
2.2E	Form of Employment Agreement
7.7	Form of Buyers’ Counsel’s Opinion
9.3	Form of Indemnity Note

DISCLOSURE SCHEDULES

1.1(b)	Acquired Assets
1.1(c)	Excluded Assets
1.2(b)(vii)	Environmental Liabilities
1.4(b)	Repaid Indebtedness
1.5	Allocation Schedule
3.1	Capitalization
3.2	Organization
3.3	Other Subsidiaries
3.4	Financial Statements; Undisclosed Liabilities
3.5	Absence of Certain Changes or Events
3.6	Condition of Assets
3.7	Lease Consents and Enforceability
3.9	Working Capital Assets
3.10	Patents, Trademark, Etc.
3.11	Material Contracts
3.12	Litigation
3.13	Compliance with Laws
3.14	Environmental Matters
3.15	Employee Benefit Matters
3.16	Taxes
3.17	Consents
3.19	Employee Relations
3.20	Products Liability
3.21	Transactions with Related Parties
3.22	Insurance
3.23	Brokers
3.24	Compensation Arrangements
3.27	Restrictions
3.29	All Assets
4.3	Consents
5.5	Required Consents
5.13	Employees and Employee Benefit Plans
11.16	POS Contracts
11.18	Tax Assumptions

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement“) is made and entered into as of February 25, 2005, by and among Remy International, Inc., a Delaware corporation (“Parent“), UPC Acquisition Corporation, a Delaware corporation (“Remy,” collectively, Parent and Remy are sometimes referred to herein as the “Buyers“), Unit Parts Company, a Delaware corporation (“UPC“), GHKR, Inc., a Nevada corporation and wholly owned subsidiary of UPC (“GHKR“), GHKR SRL, a company organized under Costa Rican law and wholly owned subsidiary of GHKR (“GHKR (Costa Rica) “), QAPI S.A. de C.V., a company organized under Mexican law (“QAPI“), Unit Parts Coahuila S.A. de C.V., a company organized under Mexican law (“Coahuila“), Prestadora de Servicios Jalisco S.A. de C.V., a company organized under Mexican law, (“Prestadora“), Aurra Industries, Inc., an Oklahoma corporation (“Aurra“), Vollbrecht Family Investments, a Limited Partnership, a Texas limited partnership and the sole stockholder of UPC, (the “Stockholder“), Jack Vollbrecht, Thomas Vollbrecht, Robin Constantine and Stephen Constantine (the “Other Selling Stockholders, “ collectively, the Stockholder and the Other Selling Stockholders are sometimes referred to herein as the “UPC Stockholders“) and Jack Vollbrecht, as the Sellers Representative. Each of UPC, GHKR, GHKR (Costa Rica) and Aurra are hereinafter sometimes referred to individually as a “Seller“ and collectively as the “Sellers“. Each of QAPI, Coahuila and Prestadora are sometimes hereinafter referred to individually as an “Acquired Subsidiary“ and collectively as the “Acquired Subsidiaries“. The Sellers and the Acquired Subsidiaries are sometimes hereinafter referred to as a “Company“ and collectively as the “Companies“.

RECITALS

A. The Stockholder owns all of the issued and outstanding shares of common stock, $100.00 par value per share, of UPC. Stockholder is the direct or indirect owner of all of the issued and outstanding shares of common stock of each other Company.

B. The Sellers engage in the business of manufacturing and selling new and remanufactured alternators and starters to the original equipment market and aftermarket for the automotive industry (the “Business“). The Buyers desire to purchase substantially all of the assets, properties and rights of the Business, and the Sellers desire to sell such assets, properties and rights on the terms and subject to the conditions set forth in this Agreement.

AGREEMENTS

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and upon the terms and subject to the conditions hereinafter set forth, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I.

THE TRANSACTION

1.1. Sale and Purchase of Assets.

(a) Subject to the terms and conditions of this Agreement, the Sellers shall sell, assign, transfer, deliver and convey to the Buyers or Buyers’ assignees or designees pursuant to Section 10.3 of this Agreement and Buyers shall purchase from Sellers, the Acquired Assets, free and clear of all Encumbrances of every kind, nature and description (except for the Permitted Encumbrances referred to in Section 3.8) for the Purchase Price specified below in Section 1.4

(b) As used herein, the term “Acquired Assets“ means all of the Sellers’, the UPC Stockholders’ or any of their Affiliates’ (as defined in Section 11.1), except the Acquired Subsidiaries’, right, title, and interest in, under and to all of the assets, properties and rights constituting, or primarily used or held primarily for use in, the Business as a going concern of every kind, nature and description existing on the Closing Date, wherever such assets, properties and rights are located and whether such assets, properties and rights are real, personal or mixed, tangible or intangible, and whether or not any of such assets, properties and rights have any value for accounting purposes or are carried or reflected on or specifically referred to in the Sellers’, the UPC Stockholders’ or any of their Affiliates’, except the Acquired Subsidiaries’, respective books or financial statements, except for the Excluded Assets, including, without limitation, all of the assets, properties and rights of the Business enumerated below:

(i) owned and leased real property, leaseholds and subleaseholds therein, together with all fixtures, fittings, buildings, structures and other improvements erected thereon, and easements, rights of way, water lines, uses, licenses, hereditaments, tenements, privileges and other appurtenances thereto (such as appurtenant rights in and to public streets), as more particularly described in Schedule 1.1(b)(i) hereto (the “Real Estate“);

(ii) all machinery, equipment motor vehicles (including trucks, tractors and trailers), goods, furnishings, jigs, tools, dies, furniture, fixtures, office equipment, office supplies, production and other supplies and spare and repair parts, tools, stores, rolling stock and other tangible personal property, whether located at or on the Real Estate, in transit or otherwise, including all such property more particularly described in Schedule 1.1(b)(ii) hereto;

(iii) all inventory, whether located at or on the Real Estate, in transit, at customer locations or otherwise, including finished goods and consigned goods, work-in-process, supplies, storehouse stocks, raw materials, scrap, containers, and spare parts (collectively, the “Inventory“);

(iv) accounts, notes, and other receivables;

(v) all cash and cash equivalents in transit, in hand or in bank accounts and all prepaid and similar items, including without limitation, expenses, advance payments, deferred charges, deposits, rights of offset and other prepaid items;

(vi) Intellectual Property, goodwill, licenses and sublicenses granted and obtained with respect thereto, and rights and remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions, including all such property more particularly described on Schedule 1.1(b)(vi) hereto;

(vii) subject to Sections 1.2 and 1.3 hereof, all rights under (a) contracts, agreements and instruments (written or oral) relating to the sale of any assets, services, properties, materials or products, including all customer, operating, distribution and sales representative contracts; (b) orders, contracts, supply agreements, manufacturing agreements and other agreements relating to the purpose of any assets, services, properties, materials, or products; and (c) all other contracts, agreements, and instruments (oral or written), including in each case all the Material Contracts (as defined in Section 11.13 hereto) (collectively, the “Contracts“);

(viii) to the extent transferable, the Permits;

(ix) books, records, ledgers, files, documents (including originally executed copies of all Contracts), correspondence, Tax Returns, memoranda, forms, lists, plats, architectural plans, drawings, and specifications, new product development materials, creative materials, marketing, advertising, sales and promotional materials, studies, reports, whether in hard copy or magnetic format, in each instance, to the extent relating to, or otherwise material to the conduct of, the Acquired Assets, the Business or the Transferring Employees;

(x) all capital stock of the Acquired Subsidiaries;

(xi) to the extent transferable, all rights or choses in action whether arising out of occurrences before or after the Closing Date, including third party warranties and guarantees and other similar contractual rights as to third parties held by or in favor of Seller, any Stockholder or any of their Affiliates, other than the Acquired Subsidiaries, with respect to any of the Acquired Assets; and

(xii) all rights to insurance and condemnation proceeds relating to the damage, destruction or impairment of assets, properties or other rights described in this Section 1.1(b), which damage, destruction or impairment occurs on, prior to or after the Closing.

(c) Excluded Assets. Notwithstanding any other provision of this Agreement, the Sellers shall retain and the Acquired Assets shall not include the following assets (collectively, the “Excluded Assets“):

(i) all of the rights, claims or causes of action of the Sellers against third parties to the extent they relate to the Retained Liabilities (as hereinafter defined);

(ii) any claim, right or interest of the Sellers in and to any refund of Taxes of any kind relating to any period prior to the Closing Date;

(iii) the Sellers’ stock books, minute books and other similar records; and

(iv) any assets listed on Schedule 1.1(c) hereto.

1.2. Assumption of Certain Liabilities.

(a) Subject to the terms and conditions of this Agreement, except as otherwise specifically provided in this Section 1.2 (including in respect of the Retained Liabilities, as set forth in paragraph (b) below), on the Closing Date, the Buyers will assume and agree to pay, discharge or perform, as appropriate, the following specific liabilities and obligations of the Sellers (the “Assumed Liabilities“):

(i) all executory liabilities and obligations of the Sellers arising under or relating to any Contract, including liabilities or obligations under any Contract arising in the ordinary course of business where the payment, discharge, fulfillment, or performance of such liability or obligation would normally occur after the Closing, except that the Buyers shall not assume or agree to pay, discharge or perform any liabilities or obligations arising out of any breach or default (including for this purpose any event which, with notice or lapse of time would constitute such a breach or default) by the Sellers, the UPC Stockholders or any of their Affiliates of any provision of any Contract, including liabilities or obligations arising out of the Sellers’, the UPC Stockholders’ or any of their Affiliates’ failure to perform any Contract in accordance with its terms prior to the Closing;

(ii) the accounts payable (other than the Retained Payables) of the Business as of the Closing Date and the accrued liabilities of the Business as of the Closing Date, in each case solely to the extent reflected on the Balance Sheet or incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date;

(iii) the liabilities and obligations expressly assumed by the Buyers pursuant to Section 5.13 hereof;

(iv) the excess, if any, of (i) any and all federal and state income Taxes of the Sellers that are incurred in connection with the receipt of $14,000,000 cash (the “Net Cash Amount“) by the Sellers and the Stockholder in connection with the receipt of the Net Cash Amount by the Sellers and the distribution of the Net Cash Amount to the Stockholder over (ii) the federal and state income Taxes that would have been incurred by the Stockholder if the Stockholder had received such Net Cash Amount directly from the Buyers in exchange for the stock of UPC (the “Assumed Tax Liabilities“); provided that for purposes of determining the Taxes incurred in connection with the Net Cash Amount, the value of the Earn Out shall be disregarded; and

(v) Any ad valorem taxes, property taxes or similar taxes related to the Acquired Assets which taxes are not yet due and payable as of the Closing even if the same may relate to periods prior to the Closing.

(b) The Buyers shall not assume any liabilities, commitments or obligations (known or unknown, contingent or absolute and whether or not determinable as of the Closing) of the Sellers, the UPC Stockholders or any of their Affiliates, other than the Acquired Subsidiaries, except for the Assumed Liabilities as specifically and expressly provided for above, whether such liabilities or obligations relate to payment, performance or otherwise, and all liabilities, commitments or obligations (known or unknown, contingent or absolute and whether or not determinable as of the Closing) not expressly transferred to the Buyers hereunder as Assumed Liabilities are being retained by the Sellers, the UPC Stockholders or their Affiliates (the “Retained Liabilities“), who shall remain liable therefor unconditionally and without right of set-off. Each of the Sellers and the UPC Stockholders, on behalf of itself and its or their Affiliates, hereby irrevocably and unconditionally waives and releases the Buyers from all Retained Liabilities, including any Retained Liabilities created by statute or common law.

Without limitation to the foregoing, all of the following shall be considered Retained Liabilities and not Assumed Liabilities (except as specified below) for the purposes of this Agreement:

(i) except as set forth in Section 1.2(a)(v), any Taxes (i) attributable to the Sellers’ ownership of the Acquired Assets or operation of the Business for all taxable periods (or portions thereof) ending on or before the Closing Date (subject to the proration of certain Taxes as set forth in Section 5.11) or (ii) for which the Sellers may be otherwise liable for any taxable period prior to the Closing, including by reason of (A) being a successor to another person, (B) being a party to a tax sharing, tax indemnity or similar agreement, or (C) being a member of a consolidated, combined or unitary group of corporations for tax purposes;

(ii) any liabilities or obligations for any bank or other funded debt of the Sellers, the UPC Stockholders or any of their Affiliates, other than the Acquired Subsidiaries, including, without limitation, the loans, notes and indebtedness, obligations and liabilities of the Sellers, the UPC Stockholders or any of their Affiliates, other than the Acquired Subsidiaries, to Bank of Oklahoma, N.A., Local Oklahoma Bank, N.A., Massachusetts Mutual Life Insurance Company, C.M. Life Insurance Company, J. Romeo & Co., Principal Life Insurance Company and any transferees, but excluding obligations of the Companies arising under the POS Contracts;

(iii) any liability or obligation with respect to compensation or employee benefits of any nature owed to any employees, former employees, agents or independent contractors of the Sellers, the UPC Stockholders or any of their Affiliates, whether or not employed by the Buyers after the Closing, that (A) arises out of or relates to the employment or service provider relationship (including the termination of such employment or service provider relationship) between the Sellers, the UPC Stockholders or such Affiliates and any such individuals, (B) arises out of or relates to any Benefit Plan (including any grant of stock options or Company sponsored option plan) or (C) arises out of or relates to events or conditions occurring on or before the Closing Date, that are not explicitly assumed by Buyers under Section 5.13 hereof;

(iv) any liability or obligation with respect to any grant of stock options by any Company or option plan sponsored by any Company;

(v) any liability or obligation of the Sellers, the UPC Stockholders or their Affiliates, arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby, and fees and expenses of counsel, accountants, brokers, finders and other experts;

(vi) any liability or obligation of the Sellers, the UPC Stockholders or any of their Affiliates existing as a result of any act, failure to act or other state of facts or occurrence which constitutes a breach or violation of the Sellers’ representations, warranties and covenants contained in this Agreement or the other Ancillary Agreements;

(vii) any Environmental Liability except as set forth on Schedule 1.2(b)(vii) (as defined in Section 11.8);

(viii) any liability of the Sellers or the Business to the UPC Stockholders or any of their Affiliates incurred prior to the Closing, including any intercompany payables or receivable credits;

(ix) any liability under applicable bulk transfer laws, or similar statutes, laws or regulations; provided, that the Buyers shall be responsible for the payment of any Transfer Taxes relating to the purchase of the Acquired Assets;

(x) any liability or obligation with respect to the payment of certain accounts payable of the Business as of the Closing Date to be identified by the Buyers not less than three business days prior to Closing in an amount equal to $10,000,000 (the “Retained Payables“); or

(xi) any other liability of the Sellers, the UPC Stockholders or their Affiliates, other than the Acquired Subsidiaries, whatsoever, including any liability arising out of or relating to the Excluded Assets, the ownership or operation of the Acquired Assets and the Business on or prior to the Closing Date (including any predecessor operations), including any claims, obligations or litigation arising out of or relating to events or conditions occurring on or before the Closing Date (including the threatened or pending litigation set forth on Schedule 3.12 hereto), regardless of when made or asserted, except for the Assumed Liabilities as specifically and expressly set forth herein.

1.3. Consent of Third Parties. On the Closing Date, the Sellers will assign to the Buyers, and the Buyers will assume, the Contracts which are to be transferred to the Buyers as and to the extent provided in this Agreement by means of the Assignment and Assumption Agreement referred to in Section 2.2. To the extent that the assignment of all or any portion of any Contract shall require the consent of the other party thereto or any other third party, this Agreement and the Assignment and Assumption Agreement shall not constitute an agreement to assign any such Contract included in the Acquired Assets if an attempted assignment without any such consent would constitute a breach or violation thereof. In order, however, to provide the Buyers the full realization and value of every Contract of the character described in the immediately preceding sentence, the Sellers agree that on and after the Closing, they will, at the request and under the direction of the Buyers, in the name of the Sellers or otherwise as the Buyers shall specify, take all reasonable actions (including the appointment of the Buyers or any of their Affiliates as attorney-in-fact for the Sellers) and do or cause to be done all such things as shall in the reasonable opinion of the Buyers or its counsel be necessary or proper (a) to assure that the rights of the Sellers under such Contracts shall be preserved for the benefit of or transferred or issued to the Buyers and (b) to facilitate receipt of the consideration to be received by the Sellers in and under every such Contract, which consideration shall be held for the benefit of, and shall be delivered to, the Buyers. Nothing in this Section 1.3 shall in any way diminish the Sellers’ obligations under Section 5.5 with regard to consents and approvals and to take all such other actions prior to or at Closing as are necessary to enable the Sellers to convey or assign good and marketable title free and clear of Encumbrances (other than Permitted Encumbrances) to all the Acquired Assets to the Buyers.

1.4. Purchase Price; Payment.

(a) Purchase Price. The aggregate purchase price for all of the Acquired Assets purchased by Remy pursuant to Section 1.1 and the non-compete arrangements contemplated hereby (the “Purchase Price“) shall consist of (i) cash in an aggregate amount equal to the Net Cash Amount plus $10,000,000 (the “Aggregate Cash Amount“); plus (ii) the aggregate amount required to pay the Repaid Indebtedness (as defined in Section 1.4(b)) of the Companies on the Closing Date, which amount shall not exceed $30,000,000 (the Aggregate Cash Amount and the cash payment required pursuant to this Section 1.4(a)(ii) is referred to herein as “Closing Cash Consideration“; plus (iii) the potential right to receive additional cash consideration in accordance with the terms and conditions of Exhibit 1.4A attached hereto (the “Earn Out“); plus (iv) the assumption by the Buyers of the Assumed Liabilities.

(b) Repaid Indebtedness. It is contemplated by the Parties that, upon the Closing, all indebtedness of the Companies outstanding immediately prior to the Closing and expressly set forth on Schedule 1.4(b) will be fully repaid (the “Repaid Indebtedness“). To facilitate such repayment, no less than three (3) days prior to the Closing Date, the Sellers shall obtain payoff letters for all Repaid Indebtedness of the Companies, which payoff letters shall indicate the amount necessary to repay such creditors in full and that such creditors have agreed to release all Encumbrances in respect of such Repaid Indebtedness relating to the assets and properties of the Companies upon receipt of the amounts indicated in such payoff letters. Subject to the satisfaction of all of the conditions, covenants and obligations of the Sellers and the Companies to be satisfied prior to the Closing, in connection with the Closing, the Sellers and the Companies hereby instruct the Buyers to make the payments referenced in such payoff letters on the Closing Date to discharge the Indebtedness covered thereby.

(c) Payments. At the Closing, Remy shall pay to the Sellers (i) the Net Cash Amount, by wire transfer of immediately available funds to the account that has been designated by the Sellers to Remy at least three days prior to the Closing and (ii) $10,000,000 of the Aggregate Cash Amount, by wire transfer of immediately available funds to an account in the Sellers name, which amount shall be used solely to pay the Retained Payables.

1.5. Allocation.

(a) The consideration paid by the Buyers to the Sellers shall be allocated among the Acquired Assets and the non-compete arrangements in accordance with the principles set forth on Schedule 1.5 (the “Allocation Principles“). Within forty-five (45) days following the Closing, the Buyers shall deliver to the Sellers a proposed final allocation schedule (the “Allocation Schedule“) prepared in accordance with the Allocation Principles. Within 21 days following receipt of the Allocation Schedule, the Sellers shall notify the Buyers of any disputed amounts or items with respect to the Allocation Schedule, and the Buyers and the Sellers shall attempt in good faith to promptly resolve such disputes. If the Buyers and the Sellers are unable to resolve such disputes within 21 days following the Sellers’ delivery of notice of any disputed items, such disputed items shall be submitted to Deloitte & Touche (such independent accounting firm being herein referred to as the “Third Accounting Firm“), which shall, within 30 days after such submission, determine and report to the parties upon such remaining disputed amounts, and such report shall be final, binding and conclusive on the parties hereto with respect to the amounts disputed; provided that any such final determination shall be in accordance with the Allocation Principles. The fees and disbursements of the Third Accounting Firm shall be allocated between the Buyers and the Sellers so that the Sellers’ share of such fees and disbursements shall be in the same proportion that the aggregate amount of such remaining disputed amounts so submitted by the Sellers to the Third Accounting Firm that is unsuccessfully disputed by the Sellers (as finally determined by the Third Accounting Firm) bears to the total amount of such remaining disputed amounts so submitted by the Sellers to the Third Accounting Firm, with all remaining fees to be paid by Buyers.

(b) The Buyers and the Sellers shall each report the federal, state and local income and other Tax consequences of the transactions contemplated by this Agreement (which for purposes of this Agreement includes the Transaction Documents) in a manner consistent with the final allocation as determined pursuant to Section 1.5(a), including the preparation and filing of Form 8594 under the Code (or any successor form or successor provision of any future Tax law, or any comparable provision of state, or local tax law) with their respective Tax returns for the taxable year that includes the Closing Date and shall not take any position contrary thereto in connection with any amended return.

(c) The Buyers shall pay the fees and expenses of the Buyers’ accountants (the “Buyers’ Accountants“) incurred in connection with this Section 1.5. The Sellers agree to cooperate, and agree to cause PricewaterhouseCoopers (“Sellers’ Accountants“) to cooperate, with the Buyers and the Buyers’ Accountants in connection with the preparation of the Allocation Schedule and related information, and shall provide to the Buyers and the Buyers’ Accountants books, records and information as may be reasonably requested from time to time. The Sellers shall pay the fees and expenses of the Sellers’ Accountants incurred in connection with this Section 1.5.

ARTICLE II.

CLOSING

2.1. Closing Date. The closing of the transactions contemplated hereby (the “Closing“) shall take place at the offices of Dechert LLP in Philadelphia, Pennsylvania at 9:30 a.m. EST on the later of March 17, 2005 and the second business day following the satisfaction of all of the conditions set forth in Articles VI and VII, or at such other place, time or date as Buyers and the Sellers may agree in writing (such time and date being referred to herein as the “Closing Date“). For financial accounting and tax purposes, to the extent permitted by Law, the Closing shall be deemed to have become effective as of 12:01 a.m. on the Closing Date.

2.2. Closing Deliveries.

(a) Deliveries by the Sellers and the Stockholder. At the Closing, the Sellers and the UPC Stockholders, as the case may be, shall deliver or cause to be delivered the following to Buyers:

(i) assignments of all transferable or assignable Contracts, Intellectual Property, Permits (including Environmental Permits), and warranties relating to the Acquired Assets, each duly executed and, where necessary or desirable, in recordable form substantially in the form of Exhibit 2.2A hereto (the “Assignment and Assumption Agreement“);

(ii) a bill of sale and instrument of assignment to the Acquired Assets, duly executed by the Sellers, substantially in the form of Exhibit 2.2B hereto (the “Bill of Sale“);

(iii) the shares of the capital stock of the Acquired Subsidiaries, duly endorsed for transfer or accompanied by duly executed stock transfer powers, free and clear of all Encumbrances (as hereinafter defined).

(iv) the Sellers’ Closing Certificates (as such term is defined in Section 6.3);

(v) the UPC Stockholders’ Closing Certificates (as such term is defined in Section 6.3);

(vi) title certificates to any motor vehicles or other certificated assets included in the Acquired Assets, duly executed by the Sellers (together with any other transfer forms necessary to transfer title to such vehicles);

(vii) special warranty deeds for the Owned Real Estate of the Sellers, duly executed and acknowledged by the Sellers and in recordable form, each substantially in the form of Exhibit 2.2C hereto;

(viii) assignments or subleases for all Leased Real Estate (excluding Leased Real Estate of the Acquired Subsidiaries) duly executed and acknowledged by the Sellers and in recordable form, each substantially in the form of Exhibit 2.2D hereto;

(ix) a duly endorsed power of attorney from the Sellers as contemplated by Section 5.19 hereof;

(x) the certificates, opinions and other documents required to be delivered by the Sellers pursuant to Article VI hereof and certified resolutions evidencing the authority of the Sellers as set forth in Section 2.2 hereof;

(xi) legal opinions of the Sellers’ Oklahoma, Nevada and Mexico counsel addressed to the Buyers in a form reasonably satisfactory to the Buyers;

(xii) a certificate of each Seller, reasonably satisfactory to the Buyers, prepared in accordance with Treasury regulations sections 1.1445-2(c) (3) promulgated under the Code and dated as of the Closing Date; and

(xiii) a receipt for the payment of the Closing Cash Consideration duly executed by Seller;

(xiv) the title commitments referenced in Section 5.19;

(xv) the surveys referenced in Section 5.16;

(xvi) the Consent Estoppel and Non-Disturbance Certificates;

(xvii) such other agreements, certificates and documents as may be reasonably requested by the Buyers;

(xviii) the release of liens under the Companies’ existing credit agreements and secured notes;

(xix) duly executed counterparts of the Employment Agreements for Jack and Thomas Vollbrecht substantially in the form set forth in Exhibit 2.2E (the “Employment Agreements“); and

(xx) all such other instruments of conveyance as shall, in the reasonable opinion of the Buyers and its counsel, be necessary to vest in the Buyers good, valid and, with respect to the Owned Real Estate, marketable, title to the Acquired Assets in accordance with Section 1.1 hereof, including time-stamped instruments and releases, in form and substance satisfactory to the Buyers, evidencing release and removal of all Encumbrances on the Acquired Assets other than Permitted Encumbrances, and standard owner’s affidavits required by the Buyers’ title insurance company.

(b) Deliveries by the Buyers to the Sellers. At the Closing, Parent and Remy shall deliver or cause to be delivered the following to the Sellers:

(i) the Closing Cash Consideration;

(ii) the Buyers’ Closing Certificate (as such term is defined in Section 7.3);

(iii) the Ancillary Agreements (as hereinafter defined) to which Buyers are a party, executed by the Buyers;

(iv) the duly executed Assignment and Assumption Agreement;

(v) duly executed counterparts of the Employment Agreements;

(vi) a legal opinion of the Buyers’ counsel addressed to the Sellers in the form of Exhibit 7.7 hereto; and

(vii) the certificates, opinions and other documents required to be delivered by the Buyers pursuant to Article VII hereof.

2.3. Sellers Representative.

(a) Jack Vollbrecht is hereby constituted and appointed by the Sellers and the UPC Stockholders as agent (the “Sellers Representative“) for and on behalf of the Sellers and the UPC Stockholders, with full and unqualified power to delegate to one or more Persons the authority granted to him hereunder, to act as each of their agent and attorney-in-fact, with full power of substitution, to take all actions called for by this Agreement and the Ancillary Agreements, on their individual and collective behalf, as such Sellers Representative shall deem necessary and appropriate in connection with the transactions contemplated under this Agreement, including, without limitation, the power:

(i) to execute and deliver all ancillary agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement;

(ii) to give and receive all notices and communications to be given or received under this Agreement or the Ancillary Agreements and to receive service of process in connection with any claims under this Agreement or the Ancillary Agreements;

(iii) to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Sellers Representative for the accomplishment of the foregoing; and

(iv) to take all actions which under this Agreement and the Ancillary Agreements may be taken by the Sellers Representative and to do or refrain from doing any further act or deed on behalf of the Sellers or UPC Stockholders that the Sellers Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement as fully and completely as such Sellers or UPC Stockholders could do if personally present.

All decisions and acts by the Sellers Representative shall be binding upon all of the Sellers and UPC Stockholders and no Seller or UPC Stockholder shall have the right to object, dissent, protest or otherwise contest the same. Without limiting the generality of the foregoing, any notice delivered by the Buyers to the Sellers Representative shall be treated as having been delivered to each Seller and UPC Stockholder entitled thereto, regardless of the actions taken by the Sellers Representative following receipt of such notice.

(b) The Buyers shall be entitled to deal exclusively with the Sellers Representative on all matters relating to this Agreement and the Ancillary Agreements, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Seller or UPC Stockholder by the Sellers Representative, and on any other action taken or purported to be taken on behalf of the Sellers or UPC Stockholders by the Sellers Representative, as fully binding upon such Sellers or UPC Stockholders.

(c) In the event of the death or permanent disability of the Sellers Representative, or his resignation, Thomas Vollbrecht, if alive and at his election, will be the successor to the Sellers Representative. If Thomas Vollbrecht is not the successor, a successor to the Sellers Representative shall be appointed by a majority vote of the UPC Stockholders, with each such UPC Stockholder to be given an equal vote.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANIES AND THE UPC STOCKHOLDERS

The Companies and the UPC Stockholders jointly and severally represent and warrant to the Buyers as follows:

3.1. Capitalization. (a) The authorized and outstanding capital stock of each Company as of the date hereof is set forth on Schedule 3.1 of the Disclosure Schedules delivered by the Sellers and the UPC Stockholders to the Buyers in connection herewith (the “Disclosure Schedules“). As of the date hereof, all of the capital stock of each Company is owned of record and beneficially by the Stockholder, UPC or such other Seller, as the case may be, free and clear of all liens, security interests, pledges, equities, proxies, claims, charges, adverse claims, mortgages, rights of first refusal, preemptive rights, restrictions, encumbrances, easements, covenants, licenses, options or title defects of any kind whatsoever (“Encumbrances“). As of the date hereof, the capital stock set forth on Schedule 3.1 of the Disclosure Schedules (the “Seller Stock“) represents all of the issued and outstanding equity securities of the Companies, and all of the outstanding stock of the Acquired Subsidiaries is duly authorized, validly issued, fully paid, and non-assessable, was not issued in violation of the terms of any agreement or other understanding binding upon the Companies, or any UPC Stockholder, as the case may be, and was issued in compliance with all applicable federal and state securities or “blue-sky” laws and regulations. Except as disclosed on Schedule 3.1 of the Disclosure Schedules, there are outstanding no securities convertible into, exchangeable for or carrying the right to acquire equity securities of any of the Companies, or subscriptions, warrants, options, rights (including, without limitation, preemptive rights or stock appreciation rights), or other arrangements or commitments obligating any of the Companies to issue or dispose of any of their respective equity securities or any ownership interest therein. The consummation of the transactions contemplated hereby will not cause any Encumbrances to be created or suffered on the capital stock of the Acquired Subsidiaries, other than Encumbrances created or suffered by the Buyers.

3.2. Organization. Each Company is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization or incorporation, as the case may be, and has all requisite corporate power and authority to carry on its business as it now is being conducted. Each Company is duly qualified to do business and is in good standing as a foreign corporation in all jurisdictions listed on Schedule 3.2 of the Disclosure Schedules, which are the only jurisdictions where the failure to qualify to do business could have a material adverse effect. True and complete copies of the Articles of Incorporation, Bylaws or other organizational documents and corporate proceedings of each Company previously have been made available to the Buyers.

3.3. Subsidiaries. Except as set forth on Schedule 3.3 of the Disclosure Schedules, other than the Companies, none of the Sellers directly or indirectly owns any stock of, equity interest in, or other investment in any other corporation, limited liability company, joint venture, partnership, trust or other person engaged in whole or in part in the Business. The Acquired Subsidiaries, do not directly or indirectly own any stock of, equity interest in, or other investment in any other corporation, limited liability company, joint venture, partnership, trust or other person.

3.4. Financial Statements; Undisclosed Liabilities.

(a) The books of account and related records of the Companies related to the Business fairly reflect in all material respects the assets, liabilities and transactions relating to the Business in accordance with GAAP. The (a) balance sheet for the Companies on a combined basis for the years ended on the Saturday closest to January 31, 2004, 2003 and 2002 and the related statements of income and retained earnings and cash flows for the years then ended, each of which has been audited by PricewaterhouseCoopers LLP, and (b) the unaudited balance sheet of the Business on a combined basis for the eleven-month period ended December 25, 2004, and the related statements of income and retained earnings and cash flows for the eight-month period ended December 25, 2004 (the “Unaudited Financial Statements“), have been previously delivered to Buyers and (i) are true and correct in all material respects, (ii) were prepared in accordance with GAAP (except as specifically otherwise noted therein or, in the case of the Unaudited Financial Statements, except for the absence of footnotes), and (iii) present fairly the financial position, results of operations and cash flows of the Business on a combined basis as of such dates and for the periods then ended in accordance with GAAP(except as specifically otherwise noted therein). The audited balance sheet of the Sellers on a combined basis as at January 31, 2004 is attached hereto as Schedule 3.4 of the Disclosure Schedules(the “Balance Sheet“).

(b) The Companies have no material liability or obligation of any nature, whether due or to become due, absolute, contingent or otherwise, except (a) to the extent fully reflected as a liability on the Balance Sheet, (b) liabilities incurred in the ordinary course of business after January 31, 2004 and not material in amount and (c) liabilities disclosed on Schedule 3.4 of the Disclosure Schedules.

3.5. Absence of Certain Changes or Events. Except as set forth on Schedule 3.5 of the Disclosure Schedules, since January 31, 2004 (the “Balance Sheet Date“), the Companies have conducted the Business only in the ordinary course consistent with past practice and there has been no Material Adverse Effect. Without limiting the foregoing, except as reflected in the Balance Sheet or as set forth on Schedule 3.5 of the Disclosure Schedules, since the Balance Sheet Date, the Companies have not:

(a) purchased or redeemed any shares of its stock (including, without limitation, the Acquired Subsidiaries Stock), or granted or issued any option, warrant or other right to purchase or acquire any such shares;

(b) incurred any liabilities or obligations (whether absolute, accrued, contingent or otherwise), except liabilities and obligations incurred in the ordinary course of business which would not have a Material Adverse Effect;

(c) encumbered any of its properties or assets, tangible or intangible, except for Encumbrances incurred in the ordinary course of business, consistent with past practice, such Encumbrances not having a Material Adverse Effect, neither individually nor in aggregate;

(d) granted any increase in the salaries or other compensation payable or to become payable to, or any advance (excluding advances for ordinary business expenses consistent with past practice) or loan to, any officer or employee of each Company (other than normal merit increases for employees averaging not more than two percent (2%) per annum per employee made in the ordinary course of business and consistent with past practice, or as required by collective bargaining agreements), or any increase in, or any addition to, other benefits (including any bonus, profit-sharing, pension or other plan) to which any of the officers and employees may be entitled, or any payments to any pension, retirement, profit-sharing, bonus or similar plan except payments in the ordinary course of business and consistent with past practice made pursuant to the Benefit Plans (as hereinafter defined), or any other payment of any kind to or on behalf of any officer or employee other than payment of base compensation and reimbursement for reasonable expenses in the ordinary course of business;

(e) suffered any change or, to the to Sellers’ or the UPC Stockholders’ knowledge, received any threat of any change in any of its relations with, or any loss or, to Sellers’ or the UPC Stockholders’ knowledge, threat of loss of, any of the suppliers, clients, distributors, customers or employees that are material to the Business, including any loss or change which may result from the transactions contemplated by this Agreement;

(f) suffered any strike or other material labor trouble, or has entered into any material agreement or material negotiation with any labor union or other collective bargaining representative or any employees;

(g) disposed of or has failed to keep in effect any rights in, to or for the use of any property, leasehold, easement, asset, franchise, license, permit or certificate material to the Business;

(h) changed any method of keeping of its books of account or accounting practices;

(i) disposed of or failed to keep in effect any rights in, to or for the use of any of the Intellectual Property (as hereinafter defined) material to the Business;

(j) sold, transferred or otherwise disposed of any assets, properties or rights of any of the Business, except inventory sold in the ordinary course of business consistent with past practice;

(k) entered into any transaction, agreement or event outside the ordinary course of the conduct of the Business;

(l) made nor authorized any single capital expenditure in excess of $50,000, or capital expenditures in excess of $100,000 in the aggregate;

(m) changed or modified in any manner its existing credit, collection and payment policies, procedures and practices with respect to accounts receivable and accounts payable, respectively, including without limitation, acceleration of collections of receivables, failure to make or delay in making collections of receivables (whether or not past due), acceleration of payment of payables or failure to pay or delay in payment of payables;

(n) incurred any damage, destruction, loss, condemnation, or encroachment, whether covered by insurance or not, that would have a Material Adverse Effect;

(o) made any declaration, payment or setting aside for payment of any dividend or other distribution (whether in cash, stock or property) with respect to any securities of the Companies; or

(p) waived or released any material right or claim of the Companies.

3.6. Condition of Assets. Except as set forth on Schedule 3.6 of the Disclosure Schedules, the buildings, machinery, equipment, tools, furniture, improvements and other tangible assets of the Business included in the Acquired Assets are in good operating condition and adequate for the purposes for which they are used in the Business, subject to normal maintenance requirements and normal wear and tear reasonably expected in the ordinary course of business, and shall be maintained by the Companies in such good operating condition and repair as of the Closing Date so as to have the capacity to permit the operation of the Business. Except as set forth on Schedule 3.6 of the Disclosure Schedules, all significant properties, leaseholds, easements, and assets used or useful in the operation of the Business, including those reflected on the Balance Sheet, are adequate for the purposes for which they are presently used in the conduct of such business.

3.7. Real Estate.

(a) Owned Real Estate.

(i) Schedule 1.1(b)(i) sets forth a list of all of the real estate owned by the Companies or one or more of their Affiliates (collectively, the “Business Entities“) or otherwise owned (beneficially or of record) and used or operated now or previously in the Business (such real estate, together with all beneficial, appurtenant easements and other appurtenances thereto and with all buildings, structures and other improvements thereon and all fixtures attached thereto or forming a part thereof, is collectively referred to herein as the “Owned Real Estate“), and includes the street address of each parcel of the Owned Real Estate. Except as set forth on Schedule 1.1(b)(i), the Sellers have good, valid, marketable and indefeasible fee simple title to, and are in actual, exclusive possession of, the Owned Real Estate. The Companies have made available to Buyer true, correct and complete copies of all (i) title reports, title insurance policies and commitments therefore, (ii) surveys, (iii) licenses, certificates of occupancy, plans, specifications and permits, pertaining to the Owned Real Estate that are in the possession or control of any of the Business Entities.

(ii) No portion of any of the Owned Real Estate is subject to a special ad valorem Tax valuation or rate that will be lost as a result of the transfer to the Buyers pursuant to the provisions hereof.

(iii) The Owned Real Estate and the use thereof by the Business Entities in connection with the Business as currently used and consistent with past practice complies with all covenants, easements and restrictions of record affecting the Owned Real Estate.

(iv) The Companies have not received any notice for assessments for public improvements against the Real Estate which remains unpaid, and, to Sellers’ or the UPC Stockholders’ knowledge, no such assessment has been proposed. There is no pending condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of any of the Real Estate and, to Sellers’ or the UPC Stockholders’ knowledge, no such proceeding is contemplated. None of the Real Estate is located within or abuts a 100-year floodplain or body of water, tideland, wetland, marshland or other area subject to state, federal or local regulation, control or protection. The water, gas, electricity and other utilities serving the Real Estate are adequate to service the normal operations of the Real Estate and are not subject to any pending or, to Sellers’ or the UPC Stockholders’ knowledge, threatened suspension, reduction or moratorium.

(v) The Companies have obtained all authorizations, Permits and rights of way, including proof of dedication, which are necessary to ensure vehicular and pedestrian ingress and egress to and from the Owned Real Estate. There are no restrictions on entrance to or exit from the Real Estate to adjacent public streets and, to Sellers’ or the UPC Stockholders’ knowledge, no conditions which will result in the termination of the present access from the Real Estate to existing highways and roads adjoining or shared on the Real Estate.

(vi) The Companies have not received written notice from any Authority that the assessed value of the Owned Real Estate has been determined to be greater than that upon which county, township or school tax was paid for the 2004 Tax year applicable to each such tax, or from any insurance carrier any Seller or their Affiliates of fire hazards with respect to the Owned Real Estate.

(b) Leased Real Estate.

(i) Schedule 1.1(b)(i) sets forth a list of all of the real property leases that are included in the Acquired Assets and Schedule 3.7(b) of the Disclosure Schedules sets forth a list of all of the real property leases of the Acquired Subsidiaries (collectively, as heretofore modified, amended or extended, the “Leases“), including the street addresses of all of the real estate demised under each of the Leases (collectively, the “Leased Real Estate“). Except as set forth on Schedule 3.7(b) of the Disclosure Schedules, one or more of the Business Entities is the lessee under all Leases, and no party other than one or more of the Business Entities has any right to possession, occupancy or use of any of the Leased Real Estate. True and correct copies of (i) leasehold title insurance policies and commitments therefor, title reports, surveys, licenses, certificates of occupancy, plans, specifications, permits and other documents, pertaining to the Leased Real Estate that are in the possession or control of any of the Business Entities, and (ii) each of the Leases, including all amendments, modifications and extensions, and together with all subordination, non-disturbance and/or attornment agreements related thereto have been made available by the Business Entities to the Buyers. Each of the Leases is valid and in full force and effect and is binding and enforceable in accordance with its terms. Except as set forth on Schedule 3.7(b) of the Disclosure Schedules, no Company has received any written notice of default under any provision of any of the Leases. Except as set forth on Schedule 3.7(b) of the Disclosure Schedules, to Sellers’ and the UPC Stockholders’ knowledge, none of the Business Entities and none of the lessors under any of the Leases is in default under any of the Leases and no event has occurred that with notice, the passage of time of both would constitute such a default.

(ii) Except as set forth in Schedule 3.7(b) of the Disclosure Schedules, the Business Entities are in actual, exclusive possession of the Leased Real Estate. The Business Entities have good, valid and indefeasible title to all the leasehold estates conveyed under the Leases free and clear of all Encumbrances, except Permitted Encumbrances.

(iii) Except as set forth in Schedule 3.7(b) of the Disclosure Schedules, the basic rent, all additional rent and all other charges and amounts payable under the Leases by the lessee thereunder have been paid to date. All work required to be performed under the Leases by the lessors thereunder or by any of the Business Entities has been performed in all material respects, and, to the extent that any of the Business Entities is responsible for payment of such work, has been fully paid for, whether directly to the contractor performing such work or to such lessor as reimbursement therefor, except for items which any of the Companies is disputing in good faith (which items are set forth in Schedule 3.7(b) of the Disclosure Schedules).

(iv) Except as set forth on Schedule 3.7(b) of the Disclosure Schedules, there are no brokerage commissions or finder’s fees due from any of the Business Entities which are unpaid with regard to any of the Leases or the Leased Real Estate, or which will become due at any time in the future with regard to the Leases or the Leased Real Estate.

(v) Except as set forth on Schedule 3.7(b) of the Disclosure Schedules, there have been no casualties which could result in the termination of any of the Leases.

(vi) Except as set forth on Schedule 3.7(b) of the Disclosure Schedules: (i) no consent of any of the lessors under any of the Leases is required by reason of any of the transactions contemplated by this Agreement, and (ii) none of the rights of any of the Business Entities under any of the Leases will be impaired by the consummation of the transactions contemplated by this Agreement and all of such rights will be enforceable by the Buyers after the date of the Closing without the consent or agreement of any other party.

(c) General.

(i) Each parcel of the Real Estate has physical and, to Sellers’ or the UPC Stockholders’ knowledge, legal vehicular and pedestrian access to and from public roadways. To the Sellers’ or the UPC Stockholders’ knowledge, no fact or condition exists which would result in the termination of the current access from the Real Estate to any presently existing highways and roads adjoining or situated on the Real Estate.

(ii) Except as set forth on Schedule 3.7(c) of the Disclosure Schedules, no Business Entity has received any written or, to the Sellers’ or the UPC Stockholders’ knowledge, oral notice or order from any Authority, insurance company which has issued a policy with respect to any of the Real Estate or any board of fire underwriters or other body performing similar functions or any other Person which (a) relates to or alleges a violation of or nonconformity with any zoning, building, safety, subdivision, wetlands or other similar law, code, rule, regulation, ordinance, permit, license, certificate, covenant, restriction or condition with respect to any of the Real Estate or the use thereof which violation of nonconformity could reasonably be expected to have a Material Real Estate Impairment, or (b) requests the performance of any material repairs, alterations or other work that have not yet been cured or performed, as applicable. None of the Sellers has received any written notice from any Authority or other Person of any condemnation action, eminent domain proceeding or other similar proceeding concerning any of the Real Estate. There is no pending condemnation, expropriation, eminent domain, or similar proceeding affecting any of the Real Estate and, to the Sellers’ or the UPC Stockholders’ knowledge, no such action, proceeding or litigation is threatened.

(iii) All of the buildings and improvements situated upon the Real Estate are operable and in good condition and repair, subject to ordinary wear and tear and to the items set forth on Schedule 3.7(c) of the Disclosure Schedules.

(iv) Other than: (i) the Owned Real Estate, and (ii) the Leased Real Estate, no other real estate or rights, titles, estates or interest therein is necessary to the conduct of the Business as currently conducted and consistent with past practice.

3.8. Title. The Sellers will convey to the Buyers at Closing (by special warranty deed in the case of Owned Real Estate and assignments in the case of Leased Real Estate), indefeasible, good and valid title to all of the Acquired Assets constituting personal property and good, valid and marketable fee simple absolute title and interest to all of the Acquired Assets constituting Owned Real Estate and a good, valid indefeasible and marketable leasehold interest in all Leased Real Estate, subject only to the Permitted Encumbrances. None of the Acquired Assets is subject to any Encumbrance (including any restriction, encumbrance, tenancy, license, encroachment, covenant, right of way, easement, or any other matter affecting title), except (a) in the case of real property, minor imperfections of title, none of which, individually or in the aggregate, materially detracts from the value of the affected property or impairs the use of the affected property or the conduct of the Business thereon as it is currently being used and conducted and as it has been used and conducted consistent with past practice or materially detracts from the value of such property or impairs any operations of the Business or the ability of the Buyers to obtain direct or indirect financing for the Acquired Assets, (b) in the case of real property, Encumbrances for current real estate Taxes not yet due and payable, (c) as to the Leased Real Estate only, the terms and conditions of the Leases with respect thereto, and (d) with respect to leased or licensed personal property, the terms and conditions of the lease or license applicable thereto, (collectively, the “Permitted Encumbrances“).

3.9. Working Capital Assets.

(a) Except as set forth on Schedule 3.9 of the Disclosure Schedules, all of the accounts and notes receivable of the Business represent amounts receivable for merchandise actually delivered or services actually provided (or, in the case of non-trade accounts or notes represent amounts receivable in respect of other bona-fide business transactions), have arisen in the ordinary course of business, are not subject to any defenses, counterclaims or offsets and have been billed and are generally due within thirty (30) days after such billing. All such receivables are fully collectible in the normal and ordinary course of business, except to the extent of a reserve in an amount not in excess of the reserve for doubtful accounts reflected on the Balance Sheet. Schedule 3.9 of the Disclosure Schedules sets forth (a) the total amount of accounts receivable of the Business outstanding as of December 25, 2004 and (b) the agings of such receivables based on the following schedule: 0-30 days, 31-60 days, 61-90 days, and over 90 days, from the date of invoice.

(b) All of the inventories of the Business, including that reflected in the Balance Sheet, are valued at the lower of cost or market, the cost thereof being determined on a first-in, first-out basis, except as disclosed in the Balance Sheet. Except as disclosed on Schedule 3.9 of the Disclosure Schedules, all of the inventories of the Business reflected in the Balance Sheet and all inventories acquired since the Balance Sheet Date consist of items that are marketable and fit for their particular use, are not defective and are of a quality and quantity usable and saleable in the ordinary course of the Business within a reasonable period of time and at normal profit margins, and all of the raw materials and work in process inventory of the Business reflected on the Balance Sheet and all such inventories acquired since the Balance Sheet Date can reasonably be expected to be consumed in the ordinary course of business within a reasonable period of time. Except as disclosed on Schedule 3.9 of the Disclosure Schedules, none of the inventory of the Business is obsolete or slow moving. Schedule 3.9 of the Disclosure Schedules is a summary of the Business’ inventory of finished goods, work in process and raw materials as of December 25, 2004.

3.10. Patents, Trademarks, Etc.

(a) Schedule 3.10 of the Disclosure Schedules sets forth a list of all United States or foreign: (i) patents and patent applications; (ii) trademarks, service marks, trade names, domain names, trade dress, logos and other indicators of source and all applications for and registrations of any of the foregoing; and (iii) registered copyrights and all applications for the registration of copyrightable works (including without limitation, computer software, proprietary databases, catalogues and other works of authorship); all of the foregoing of which are owned or used by the Companies in, and which are material to, the conduct of the Business (specifying as to each such item, as applicable (A) the owner of the item, (B) the jurisdiction in which the item is issued or registered or in which any application for issuance or registration has been filed, where applicable, including the respective issuance, registration or application number, (C) the date of application and issuance or registration of the item, and (D) with respect to any registrations and applications for registration of trademarks or service marks, the class and classes of goods or services on which each such trademark or service mark is or is intended to be used) (“Patent Trademark and Copyright Rights“).

(b) Except as set forth on Schedule 3.10 of the Disclosure Schedules: (i) the Companies own or possess adequate licenses or other valid rights to use all Patent Trademark and Copyright Rights and all material know-how, trade secrets (including, without limitation, all results of research and development), product formulas, franchises, inventions, rights-to-use, unregistered copyrights, publicity rights, and all other industrial and intellectual property rights (together with Patent Trademark and Copyright Rights, “Intellectual Property“) used in the

Business by the Companies, (ii) the conduct of the Business by the Companies as now being conducted does not knowingly misappropriate, violate or conflict with any intellectual property of others and there are no pending claims, suits, judgments, settlements or allegations by others that the operation of the Business by the Companies infringe, misappropriate, violate or otherwise conflict with such other party’s intellectual property, (iii) no current or former employee of the Companies and no other person owns or has claimed any material proprietary, financial or other interest, direct or indirect, in whole or in part, and including any rights to royalties or other compensation, in any of the Intellectual Property, (iv) there is no agreement or other contractual restriction affecting the use by any Company of any of the Intellectual Property, (v) the Intellectual Property (other than the patents) is, and the Companies’ patents are believed to be, valid and in full force, held of record in the Sellers’ name and is not subject to any cancellation or reexamination proceeding or any other proceeding challenging the extent or validity of the Intellectual Property (or any item of the Intellectual Property), (vi) a Company is the applicant of record in all patent applications and applications for trademarks, and no opposition, extension of time to oppose, interference, rejection, or refusal to register has been received in connection with any such applications, and (vii) neither the Companies nor the UPC Stockholders are aware of any present infringement or misappropriation of any of the Intellectual Property by any person, neither the Companies nor the UPC Stockholders have asserted or threatened any claim or objection against any person for any such infringement or misappropriation nor is there any basis in fact for any such objection or claim. No Intellectual Property other than the Intellectual Property comprising part of the Acquired Assets is required to conduct the Business in the ordinary course consistent with past practices.

(c) The information technology and process automation systems owned, licensed, leased, operated on behalf of, or otherwise held for use in the business of the Sellers, including all computer hardware, software, firmware and telecommunications systems used in the Business by the Companies, perform reliably and in material conformance with the appropriate specifications or documentation for such systems. Except for scheduled or routine maintenance and occasional, expected disruptions, the information technology and process automation systems of the Companies are fully available for use in the Business and, as applicable, by the customers and clients of the Companies, 24 hours a day, 7 days a week. The Companies have taken commercially reasonable steps to provide for the archival, back-up, recovery and restoration of the critical business data of the Business.

3.11. Material Contracts. Schedule 3.11 of the Disclosure Schedules contains a complete and accurate list of all outstanding Material Contracts (classified (a) through (m), as applicable, based on the definition of Material Contracts set forth in Section 11.13 hereof). Each such Contract is valid, binding and enforceable against any Seller and the other parties thereto in accordance with its terms and is in full force and effect. Except as set forth in Schedule 3.11 of the Disclosure Schedules, the Companies, and to the knowledge of the Sellers and the UPC Stockholders, each of the other parties thereto, have performed in all material respects all obligations required to be performed by them under, and are not in material default under, any of such Material Contracts and no event has occurred which, with notice or lapse of time, or both, would constitute such a default. The Companies have not received any written claim from any other party to any Material Contract that any Company has breached any obligations to be performed by it thereunder, or is otherwise in default or delinquent in performance thereunder.

3.12. Litigation. Except as set forth in Schedule 3.12 of the Disclosure Schedules, there is no action, suit, review, proceeding or investigation in any court or before any governmental agency or authority (“Litigation“) pending or, to the Sellers’ or the UPC Stockholders’ knowledge, threatened against any Company or, with respect to the Stockholder, pertaining to the ownership of the Seller Stock or the relationship of the Stockholder with the Companies. Except as set forth in Schedule 3.12 of the Disclosure Schedules, none of the Sellers is a party to, or bound by, any outstanding orders, rulings, judgments, settlements, arbitration awards or decrees (or agreement entered into or any administrative, judicial or arbitration award with any governmental authority) with respect to or affecting the properties, assets, personnel or business of the Companies, the enforcement of which or compliance with which (a) could have a Material Adverse Effect, or (b) could reasonably be expected to affect the (i) validity of this Agreement or its enforceability against the Sellers, (ii) consummation by the Companies of the transactions contemplated by this Agreement, or (iii) compliance by the Companies with the terms of this Agreement. The Companies have provided the Buyers with a list setting forth a general description of settlements occurring since January 1, 2002 regarding actual threatened lawsuits (excluding worker’s compensation claims) binding on any Company.

3.13. Compliance with Laws.

(a) Set forth on Schedule 3.13(a)(i) of the Disclosure Schedules is a list of all franchises, approvals, permits, authorizations, applications, licenses, orders, registrations, certificates, variances and other similar permits or rights obtained from any Authority and all pending applications therefor necessary for the conduct of the Business as currently conducted (the “Permits“). The Companies possess and are in compliance with all Permits required to operate the Business and own, lease or otherwise hold the Acquired Assets under all applicable laws, rules, regulations, ordinances and codes. The Companies have conducted the Business and are now doing so in material compliance with all applicable laws, zoning, building and similar laws, rules, regulations, ordinances, codes, judgments and orders (including the Occupational Safety and Health Act and the rules and regulations thereunder (“OSHA“) and the Americans with Disabilities Act and the rules and regulations thereunder. All Permits of the Companies relating to the operation of the Business are in full force and effect, and there are no proceedings pending or, to the Sellers’ and the UPC Stockholders’ knowledge, threatened that seek the revocation, cancellation, suspension or any adverse modification of any such Permits presently possessed by the Companies. The Permits set forth on Schedule 3.13(a)(ii) of the Disclosure Schedules are the Permits that are transferable and will be transferred to the Buyers as part of the Acquired Assets.

(b) Other than as disclosed on Schedule 3.13, no notice, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or, to the Sellers’ or the UPC Stockholders’ knowledge, threatened, by any Authority or other Person with respect to any alleged (i) violation by any Company, any Affiliate of the Companies or any other Person relating to the Business of any law, ordinance, rule, regulation, code or order of any Authority; or (ii) failure by any Company, any Affiliate of the Companies or any other Person to have any Permit required in connection with the conduct of the Business or otherwise applicable to the Business. Except as may be otherwise disclosed on Schedule 3.13 of the Disclosure Schedules, neither the Sellers nor the UPC Stockholders have knowledge of any claims or violations of any such law, regulation, ordinance, order, covenant, condition, restriction or easement. Except as may be otherwise disclosed on Schedule 3.13 of the Disclosure Schedules, there is no proceeding pending or, to Sellers’ or the UPC Stockholders’ knowledge, threatened which is reasonably likely to materially and adversely affect, as to any material portion of the Acquired Assets, the zoning classification in effect or the Sellers’ right to own, operate and occupy the Real Estate and use and possess the other Acquired Assets in the manner in which it currently owns, operates and occupies the Real Estate and uses and possesses the other Acquired Assets, and no zoning, building or similar law, regulation, ordinance or order is, or on the Closing Date will be, violated in any material respect.

3.14. Environmental Matters.

(a) Except as specifically disclosed on Schedule 3.14 of the Disclosure Schedules, the Companies have conducted and are now conducting their operations in compliance in all material respects with all applicable Environmental Laws.

(b) Except as specifically disclosed on Schedule 3.14 of the Disclosure Schedules, the Companies hold and have been and are in compliance with all permits, certificates, licenses, approvals, registrations and authorizations required under applicable Environmental Laws with respect to the Acquired Assets and the Acquired Subsidiaries (“Environmental Permits“), all such Environmental Permits are in full force and effect, and, if assignable or transferable, will remain in full force and effect after the approval of that assignment or transfer is obtained from the applicable governmental authority, so as to allow the Business and the Acquired Subsidiaries to operate their business after that approval is obtained as it is currently operating such business without interruption. The Companies have made or will make before the Closing timely application or notification for the renewal of all Environmental Permits for which Environmental Laws require that applications or notices must be filed on or before the Closing to maintain the Environmental Permits in full force and effect up to, through and after the Closing. Schedule 3.14 of the Disclosure Schedules lists all Environmental Permits.

(c) Except as specifically disclosed on Schedule 3.14 of the Disclosure Schedules, the Companies have not in the past nor do the Companies presently use, possess, generate, treat, manufacture, process, handle, store, recycle, transport or dispose of (“Manages“ or “Management,” as the context requires) hazardous or toxic materials, substances, wastes, pollutants or contaminants (including, without limitation, petroleum, petroleum products, polychlorinated biphenyls (“PCBs“), radioactive materials, asbestos, or asbestos-containing materials) (“Hazardous Materials“) in quantities or in a manner which requires Environmental Permits or in a manner which has caused, causes or threatens to cause a Release (as hereinafter defined).

(d) Except as specifically disclosed on Schedule 3.14 of the Disclosure Schedules, neither the Companies nor the UPC Stockholders have received any notice, citation, summons, order or complaint, no penalty has been assessed or is pending or, to the knowledge of the Sellers and the UPC Stockholders, after due inquiry, threatened by any third party (including, without limitation, any governmental agency) with respect to (i) the Management, Release or threatened Release of Hazardous Materials by or on behalf of the Companies or any of their predecessors or in relation to its past or present operations or with respect to exposure to

Hazardous Materials, (ii) non-compliance with Environmental Laws or (iii) failure to hold or comply with Environmental Permits. Except as specifically disclosed on Schedule 3.14 of the Disclosure Schedules, neither the Sellers nor the UPC Stockholders have received and, to the best of their respective knowledge after due inquiry, no one else has received, any request for information, notice of claims, demand or other notification that the Sellers or the UPC Stockholders (or any of their respective predecessors) are or may be potentially responsible with respect to any investigation, cleanup, remedial action or other response action (“Remediation“) of Hazardous Materials with respect to presence, release or threatened release of any Hazardous Materials at or from any Acquired Asset or any of the properties, assets or facilities of any Acquired Subsidiary.

(e) Except as specifically disclosed on Schedule 3.14 of the Disclosure Schedules, none of the Owned Real Estate, the Leased Real Estate nor any property owned, operated or leased or, to the Sellers’ or the UPC Stockholders’ knowledge, formerly owned, operated or leased by any of the Acquired Subsidiaries or any of their predecessors or in connection with operation of the Companies or any of its business, is listed or proposed for listing on any list maintained by any governmental agency of sites requiring Remediation, and no Hazardous Materials generated or Managed by or on behalf of any Acquired Subsidiary or any of their predecessors has come to be located at any site identified on such list or otherwise requiring Remediation.

(f) Except as specifically disclosed on Schedule 3.14 of the Disclosure Schedules, there are no underground storage tanks, above ground storage tanks, asbestos containing materials or PCB-containing equipment located at, on or under the Owned Real Estate, the Leased Real Estate or, to the Sellers’ or the UPC Stockholders’ knowledge, after due inquiry, at any property formerly owned, operated or leased by the Companies or the UPC Stockholders or any of their respective predecessors. Except as specifically disclosed on Schedule 3.14 of the Disclosure Schedules, any underground storage tanks, above ground storage tanks or wastewater treatment systems which have been removed or closed by or on behalf of the Companies or the UPC Stockholders or any of their respective predecessors or for which any of them is or may be responsible have been removed or closed in compliance with applicable Environmental Laws and require no further Remediation under Environmental Laws.

(g) No Hazardous Materials have been, to the Companies’ knowledge, or threaten to be released, spilled, leaked, discharged, disposed of, pumped, poured, emitted, emptied, injected, leached, dumped or allowed to escape (“Release“) or are present in an uncontained state at, on, about, under or from the Owned Real Estate, the Leased Real Estate, any property owned, operated or leased or, to the Sellers’ or the UPC Stockholders’ knowledge, formerly owned, operated or leased by any of the Acquired Subsidiaries or any of their predecessors or in connection with operation of the Companies or any of their business, except when such Release or presence would not have a Material Adverse Effect.

(h) All environmental inspections, investigations, studies, audits, tests, reviews or other analysis conducted in relation to the Companies, the Owned Real Estate, the properties subject to the Real Estate Leases or any property formerly owned, operated or leased by the Companies or the UPC Stockholders or any of their respective predecessors or the operation of their business (collectively, “Environmental Audits“) in the possession or control of the Companies or the UPC Stockholders have been provided or made available to the Buyers, and all such Environmental Audits are listed on Schedule 3.14 of the Disclosure Schedules.

(i) Neither the Companies nor the UPC Stockholders know of any facts or circumstances related to environmental matters concerning the Owned Real Estate, the properties subject to the Real Estate Leases or any property formerly owned, operated or the leased by the Companies or the UPC Stockholders or any of their respective predecessors or the operation of the Business that could lead to any future environmental claims, liabilities, expenses or responsibilities against the Buyers, the Acquired Assets or the Acquired Subsidiaries, and, except as disclosed on Schedule 3.14 of the Disclosure Schedules, neither the Companies nor the UPC Stockholders have retained or assumed, by contract, law or otherwise, any liability or responsibility for any environmental claims or conditions, including, but not limited to, in connection with a Release or Remediation of Hazardous Materials, that affect or relate to the Acquired Assets, the Acquired Subsidiaries or any liability of Buyers following the Closing Date.

3.15. Employee Benefit Matters.

(a) Schedule 3.15 of the Disclosure Schedules lists all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA“) and all retirement, stock, stock option, welfare benefit, savings, deferred compensation, incentive compensation, paid time off, severance pay, salary continuation, disability, fringe benefit and other employee benefit arrangements, plans, policies, or practices maintained, contributed to, or required to be contributed by the Companies or any ERISA Affiliate (as hereinafter defined) or with respect to which the Companies or any ERISA Affiliate may have any liability (the “Benefit Plans“). None of the Benefit Plans is maintained, contributed to or required to be contributed to by the Sellers or any ERISA Affiliate outside the United States. For purposes of this Section 3.15, the term “ERISA Affiliate“ means any person, entity, any trade or business (whether or not incorporated) that is treated as a single employer with the Sellers under Section 414 of the Code.

(b) As applicable, with respect to each of the Benefit Plans, the Sellers have delivered to the Buyers true and complete copies of (i) all plan documents (including all amendments and modifications thereof) and in the case of an unwritten Benefit Plan, a written description thereof, and in either case all material related agreements including the trust agreement and amendments thereto, insurance contracts, and investment management agreements; (ii) the last three filed Form 5500 series and all schedules thereto; (iii) the current summary plan descriptions and all material modifications thereto; (iv) the three most recent actuarial reports, financial statements and trustee reports; and (v) copies of all private letter rulings, requests and determination letters issued with respect to the Benefit Plans and filings, summaries of self-corrections or applications made under the Employee Plans Compliance Resolution System (as set forth in Revenue Procedure 2003-44, and any successor thereto) or the Voluntary Fiduciary Correction or Delinquent Filer Voluntary Compliance programs with respect to the Benefit Plans within the past five years.

(c) The Companies and each ERISA Affiliate are in compliance in all material respects with the provisions of ERISA and the Code applicable to the Benefit Plans. Each Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements and the applicable provisions of ERISA and the Code.

(d) No Benefit Plan is (or at any time has been) subject to Title IV of ERISA and no Benefit Plan is (or at any time has been) a “multiemployer plan” as defined in Section 3(37) of ERISA, and neither the Sellers nor any ERISA Affiliate has incurred any withdrawal liability with respect to any multiemployer plan.

(e) All Benefit Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code (each a “Pension Plan“) have at all times met the qualification requirements of Section 401(a) of the Code, and each related trust has at all times been exempt from taxation under Section 501(a) of the Code. All contributions required to be made under the terms of any Benefit Plan have been timely made or have been reflected in the Sellers’ audited financial statements.

(f) Each Pension Plan has received determination letters from the Internal Revenue Service (“IRS“) to the effect that each such Pension Plan is qualified and the related trusts are exempt from federal income taxes and no determination letter received with respect to any Pension Plan has been revoked nor, is there any reason for such revocation, nor has any Pension Plan been amended since the date of its most recent determination letter in any respect which would adversely affect its qualification.

(g) There are no pending audits or investigations by any governmental agency involving the Benefit Plans, and no threatened or pending claims (except for individual claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings involving any Benefit Plan, any fiduciary thereof or service provider thereto, nor to the knowledge of the Companies or any ERISA Affiliate is there any reasonable basis for any such claim, suit or proceeding.

(h) Neither the Companies, any ERISA Affiliate, any employee of the Sellers or any ERISA Affiliate, nor the Sellers has engaged in a “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code, nor has any such person breached any duty imposed by Title I of ERISA, with respect to any Benefit Plan. To the knowledge of the Companies or any ERISA Affiliate, no other person has engaged in such a prohibited transaction or breach.

(i) Any insurance premium under any insurance policy related to a Benefit Plan for any period up to and including the Closing Date has been paid, or accrued and booked on or before the Closing Date, and, with respect to any such insurance policy or premium payment obligation, neither the Companies nor any ERISA Affiliate are subject to a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability.

(j) With respect to each Benefit Plan that is a “group health plan” within the meaning of Section 607 of ERISA and that is subject to Section 4980B of the Code, each Company and each ERISA Affiliate complies in all material respects with the continuation coverage requirements of the Code and ERISA.

(k) Except as specifically set forth in Schedule 3.15 of the Disclosure Schedules, no Benefit Plan or other employment-related agreement provides benefits, including, without limitation, death or medical benefits, beyond termination of service or retirement (to former employees or service providers or their spouses or dependents) other than (i) coverage mandated by Section 4980B of the Code or (ii) death or retirement benefits under a Benefit Plan qualified under Section 401(a) of the Code.

(l) Within the six-month period preceding the Closing Date, there has been no amendment to, announcement by the Companies or any of their ERISA Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan which would increase materially the expense of maintaining such Benefit Plan above the level of the expense incurred therefor for the most recent fiscal year, except for increases directly resulting from an increase in the number of persons employed by the Companies or any ERISA Affiliate or promotions of existing employees in the ordinary course of business consistent with past practice.

(m) None of the Companies or any ERISA Affiliate has a contract, plan or commitment, whether legally binding or not, to create any additional Benefit Plan or to modify any existing Benefit Plan.

(n) Any individual who performs services for any Company or any ERISA Affiliate (other than through a contract with an organization other than such individual) and who is not treated as an employee of such Company or ERISA Affiliate for Federal income tax purposes by such Seller is not an employee for such purposes.

(o) Schedule 3.15 of the Disclosure Schedules lists, as of the Closing Date, each of the known liabilities or claims for benefits under each Benefit Plan.

(p) No condition, fact, or circumstance exists which would prevent any Company or any ERISA Affiliate from amending or terminating any Benefit Plan with respect to any future, current, former or retired employee, independent contractor or agent of the Companies or any ERISA Affiliate.

(q) Except as set forth on Schedule 3.15 of the Disclosure Schedules, the execution of, and performance of the transactions contemplated by this Agreement will not constitute an event under any Benefit Plan or other employment-related agreement that will result in any payment (whether as severance pay or otherwise), acceleration, vesting or increase in benefits with respect to any employee. No Benefit Plan provides for “parachute payments” within the meaning of Section 280G of the Code.

3.16. Taxes.

(a) Except as set forth in Schedule 3.16 of the Disclosure Schedules, the Companies have timely filed with the appropriate federal, state, local, and foreign governmental entity or other authority (individually or collectively, “Taxing Authority“) all Tax Returns (as defined in Section 3.16(b) hereof) required to be filed and have timely paid in full all Taxes (as defined in Section 3.16(b) hereof), if any, due with respect to such Tax Returns and all other Taxes for which a notice of assessment or demand for payment has been received. All Tax Returns are true, correct and complete; have been prepared in accordance with all applicable laws and requirements; and accurately reflect the taxable income (or other measure of tax) of the corporation filing the tax return. There are no liens for Taxes upon the Sellers or their assets, except liens for current Taxes not yet due. Except as set forth on Schedule 3.16 of the Disclosure Schedules, the Companies have not granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Taxes.

(b) As used in this Agreement: (i) “Tax“ means any of the Taxes, where “Taxes“ means all income taxes (including any tax on or based upon net income, or gross income, or income as specially defined, or earnings, or profits, or selected items of income, earnings, or profits) and all gross receipts, estimated, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, or windfall profit taxes, environment, alternative, or add-on minimum taxes, custom duties or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Taxing Authority on the Companies, and (ii) “Tax Return“ means any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any Taxing Authority or other authority in connection with the determination, assessment, or collection of any Tax paid or payable by the Companies or the administration of any laws, regulations, or administrative requirements relating to any such Tax.

(c) Except as set forth on Schedule 3.16 of the Disclosure Schedules, there is no action, suit, proceeding, investigation, audit, claim, assessment or judgment now pending against any Company in respect of any Tax, and no notification of an intention to examine has been received from any Taxing Authority.

(d) Except as set forth on Schedule 3.16 of the Disclosure Schedules, no Company is a party to any agreement, contract, arrangement or plan that would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

(e) Except as set forth on Schedule 3.16 of the Disclosure Schedules, none of the Companies nor any predecessor thereto by way of merger, liquidation or similar transaction: (i) has been a member of an affiliated group of corporations (as defined in Section 1504(a) of the Code) other than the group in which UPC is the common parent or (ii) has filed or been required to file or been included in a combined, consolidated, or unitary federal, state, local or foreign income tax return other than with any Company. There is no agreement or arrangement with any person or entity pursuant to which any Company would have an obligation with respect to Taxes of another person or entity following the Closing.

(f) The accruals for Taxes contained in the Balance Sheet are adequate to cover all liabilities for Taxes of the Sellers for all periods ending on or before the Balance Sheet Date (include adequate provision for all deferred Taxes) and nothing has occurred subsequent to the Balance Sheet Date to make any of such accruals inadequate. All Taxes of the Companies for periods subsequent to the Balance Sheet Date have been paid or adequately reflected on the books and records of the Companies. Each Company has on a timely basis filed all information returns or reports, including Forms 1099, that are required to be filed and has accurately reported all information required to be included on such returns or reports. All Taxes that the Companies are or were required by law to withdraw or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Taxing Authority.

(g) True copies of federal, state and foreign income Tax Returns of each Company for each of the fiscal years ending January 31, 1999 through January 31, 2004 have been delivered or made available to Remy. Except as disclosed on Schedule 3.16 of the Disclosure Schedules, each Tax Return of each Company has been audited by the relevant Taxing Authority (and all deficiencies or proposed deficiencies resulting from such audits have been paid or are adequately provided for in the Closing Statement), or the statute of limitations with respect to each Tax Return has expired. No claim has been made by a Taxing Authority in a jurisdiction where any Seller does not file Tax Returns that such Seller is or may be subject to taxation by that jurisdiction.

(h) Except as disclosed on Schedule 3.16 of the Disclosure Schedules, the Companies have not ever (a) been the subject of a Tax ruling that has continuing effect, (b) been the subject of a closing agreement with any Taxing Authority that has continuing effect, (c) filed or been the subject of an election under Section 338(g) or Section 338(h)(10) of the Code or caused or been the subject of a deemed election under Section 338(e) thereof or (d) granted a power of attorney with respect to any Tax matters that has continuing effect. No Company has agreed to make, nor is any Company required to make, any adjustment under Section 481 of the Code.

(i) Except as disclosed on Schedule 3.16 of the Disclosure Schedules, the Companies do not own any interest in an entity characterized as a partnership for federal income tax purposes.

(j) The sale of the Acquired Assets by the Sellers will not constitute the disposition of United States real property interest by a non-resident alien individual or a foreign corporation for the purposes of Section 897 of the Code nor by a foreign person for the purposes of Section 1445 of the Code.

(k) Each of the Acquired Subsidiaries is classified as a corporation for United States federal income tax purposes.

(l) The Companies have not engaged in any transaction that is required to be disclosed to the IRS by reason of Treas. Reg. Section 1.6011-4.

3.17. Consents. Except as set forth on Schedule 3.17 of the Disclosure Schedules, no consent, approval, or authorization is required to be obtained or made by the Companies or the UPC Stockholders in connection with the execution, delivery, and performance by the Companies or the UPC Stockholders of this Agreement, or any Ancillary Agreement to which any Company or UPC Stockholder is a party or the taking by the Companies or the UPC Stockholders of any other action contemplated hereby or thereby or the continuation after the Closing of the Business, including the continued use of the Owned Real Estate and the Leased Real Estate.

3.18. Authority; Effect of Agreement.

(a) The execution, delivery and performance by the Companies of this Agreement and the Ancillary Agreements to which any Company or a UPC Stockholder is a party and the consummation by the Companies of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Companies and the UPC Stockholders. This Agreement has been, and each Ancillary Agreement to which the Companies or the UPC Stockholders are a party will be, duly and validly executed and delivered by the Companies and the UPC Stockholders and constitutes, and will constitute, the valid and binding obligation of each of them, enforceable against each of them in accordance with its respective terms. If any UPC Stockholder is a trust, such UPC Stockholder has been duly created and is validly existing under the laws of the jurisdiction of its creation, and such UPC Stockholder has all requisite power and authority to perform the obligations of such UPC Stockholder hereunder.

(b) The execution, delivery and performance by any Company and the UPC Stockholders of this Agreement and any Ancillary Agreement to which any Company or UPC Stockholder is party thereto, and the consummation by the Companies and the UPC Stockholders of the transactions contemplated hereby and thereby do not and will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of law, rule, or regulation to which the Companies or the UPC Stockholders are subject, (ii) violate any order, judgment, or decree applicable to the Companies or the UPC Stockholders, (iii) violate any provision of the articles of incorporation, bylaws or other corporate governance documents of the Companies, or (iv) violate or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice, or both, constitute a default) under, or require the consent of any third party under, or result in or permit the termination or amendment of any provision of, or result in or permit the acceleration of the maturity or cancellation of performance of any obligation under, or result in the creation or imposition of any Encumbrance of any nature whatsoever upon any assets or property or give to others any interests or rights therein under any indenture, deed of trust, mortgage, loan or credit agreement, license, Permit, contract, lease, or other agreement, instrument or commitment to which any Company or any of the UPC Stockholders is a party or by which any of them may be bound or affected, except for any such violations that in the aggregate would not materially hinder or impair the consummation of the transactions contemplated hereby and would not have a Material Adverse Effect.

3.19. Employee Relations.

(a) Except as disclosed in Schedule 3.19 of the Disclosure Schedules, none of Companies or any of their employees are: (i) a party to or otherwise bound by any collective bargaining or other type of union agreement, (ii) a party to, involved in or, to the knowledge of the Sellers or the UPC Stockholders, threatened by, any labor dispute or unfair labor practice charge, or (iii) currently negotiating any collective bargaining agreement, and none of the Companies have experienced any work stoppage during the last five (5) years. Furthermore, except as disclosed in Schedule 3.19 of the Disclosure Schedules, none of the Companies are parties to any contracts of employment with any of their employees.

(b) Each Company is in material compliance with all applicable federal, state, municipal and common laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice. Except as disclosed on Schedule 3.19 of the Disclosure Schedules, there are no outstanding claims against any Company (whether under statute, ordinance, order rule, regulation, collective bargaining agreement, contract, policy or otherwise) asserted by or on behalf of any present or former employee or job applicant of any Company on account of or for (i) overtime pay, other than overtime pay for work done in the current payroll period, (ii) wages or salary for a period other than the current payroll period, (iii) any amount of vacation pay or pay in lieu of vacation time off, other than vacation time off or pay in lieu thereof earned in or in respect of the current fiscal year, (iv) any amount of severance pay or similar benefits, (v) unemployment insurance benefits, (vi) workers’ compensation or disability benefits, (vii) any violation of any statute, ordinance, order, rule or regulation relating to plant closings, employment terminations or layoffs, including but not limited to The Workers Adjustment and Retraining Act, and the National Labor Relations Act, as amended (viii) any violation of any statute, ordinance, order, rule or regulation relating to employee “whistleblower”, anti-retaliation, or “right-to-know” rights and protections, (ix) any violation of any statute, ordinance, order, rule or regulations relating to the employment obligations of federal contractors or subcontractors or (x) any violation of any regulation relating to minimum wages or maximum hours of work, or (xi) grievances concerning any alleged violation of any collective bargaining agreement; or (xii) any violation of any other employment-related statute, ordinance, order, rule, regulation, or common law, and the Companies are not aware of any such claims which have not been asserted. No person (including any governmental body) has asserted or threatened any claims against any Company under or arising out of any federal, state, or municipal statute, ordinance, order, rule, or regulation relating to discrimination or occupational safety in employment or employment practices.

3.20. Product Liability. Except as disclosed on Schedule 3.20 of the Disclosure Schedules, there are no: (i) liabilities of any Company, fixed or contingent, asserted or, to the knowledge of the Sellers or the UPC Stockholders, unasserted, with respect to any product liability or any similar claim that relates to any product manufactured by any Company on or prior to the Closing Date; or (ii) liabilities of any Company, fixed or contingent, asserted or, to the knowledge of the Sellers or the UPC Stockholders, unasserted, with respect to any claim for the breach of any express or implied product warranty or any other similar claim with respect to any product manufactured by any Company on or prior to the Closing Date, other than standard warranty obligations (to replace, repair or refund) in the ordinary course of the conduct of the Business, none of which involves a claim for money, property or services in excess of the amounts specifically reserved therefor on the Balance Sheet.

3.21. Transactions with Related Parties. Except as described in Schedule 3.21 of the Disclosure Schedules, since February 1, 2002, no UPC Stockholder or Affiliate of the Companies or person under the control of the UPC Stockholders or the Companies, has or has had:

(a) borrowed money from or loaned money to any Company or any of its Affiliates for the benefit of their respective businesses;

(b) any contractual or other claims, express or implied, or of any kind whatsoever against any Company or relating to the Business or the Acquired Assets or the Assumed Liabilities;

(c) any interest in the Acquired Assets or any property or assets used by any Company in the Business; or

(d) engaged in any other transaction with any Company or the Acquired Assets (other than employment relationships at the salaries disclosed in the Disclosure Schedules).

3.22. Insurance. Schedule 3.22 of the Disclosure Schedules contains a complete and correct list of all policies and contracts for property and casualty insurance covering any of the Acquired Assets or the Business. All such policies are outstanding and in full force and effect. There is no default with respect to any provision contained in any such policy, nor has there been any failure to give any notice or present any claim under any such policy in a timely fashion or in the manner or detail required by the policy. Except as set forth on Schedule 3.22 of the Disclosure Schedules: (a) all of such coverages are provided on an “occurrence” (as opposed to “claims made”) basis; (b) there are no outstanding claims under such policies; (c) there are no premiums or claims due under such policies which remain unpaid; (d) in the past two years, no notice of cancellation or non-renewal with respect to, or disallowance (other than reservation of rights by the insurer) of any material claim under, any such policy has been received; and (e) none of the Sellers has been refused any property and casualty insurance, nor have any of its coverages been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last two years. The amounts of coverage under such policies of insurance for the Acquired Assets and properties of the Business are (a) adequate against risks usually insured against by persons operating similar businesses and operating similar properties and (b) in compliance in all respects with all foreign, federal, state and local laws, ordinances, regulations and orders applicable to their respective businesses that govern such amounts. There is no default with respect to any provisions contained in any insurance policy, nor has there been any failure to give any notice or present any claim under any insurance policy in a timely fashion or in the manner or detail required by the policy.

3.23. Brokers. Except as set forth on Schedule 3.23 of the Disclosure Schedules, none of the Companies, the UPC Stockholders or any of their Affiliates has retained any broker, finder or investment banking firm to act on its behalf in connection with the transactions contemplated by this Agreement and, to the Sellers’ or the UPC Stockholders’ knowledge, no other person is entitled to receive any brokerage commission, finder’s fee or other similar compensation in connection with the transactions contemplated by this Agreement.

3.24. Compensation Arrangements; Bank Accounts; Officers and Directors. Schedule 3.24 of the Disclosure Schedules sets forth (a) the names, titles and current annual salary, including any bonus, if applicable, of all present directors, officers, employees, consultants and agents of the Companies whose rate of annual compensation, including any promised, expected or customary bonus, equals or exceeds $75,000, together with a statement of the full amount of all remuneration paid by the Companies to each such person and to any director of any Company, during the twelve (12)-month period preceding the date hereof, (b) the name of each bank in which the Companies have an account or safe deposit box, the identifying numbers or symbols thereof and the names of all persons authorized to draw thereon or to have access thereto, and each credit card issued to any Company or any other person for which any Company is responsible for charges made thereon, the issuer of such credit cards, the identifying numbers or symbols thereof and the names of all persons to which such cards have been issued or to whom access to such cards has been given, and (c) the names and titles of all directors and officers of the Acquired Subsidiaries and of each trustee, fiduciary or plan administrators of each employee benefit plan of the Companies.

3.25. Disclosure.

(a) No representation or warranty by the Companies in this Agreement, and no Ancillary Agreement, exhibit, document, statement, certificate or schedule furnished or to be furnished to the Buyers pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or fails to state a fact necessary to make the statements made therein correct in all material respects. Neither the Companies nor the UPC Stockholders have knowledge of any fact or condition (other than general economic conditions) which has or could in the future have a Material Adverse Effect which has not been set forth in detail herein or in the Disclosure Schedules.

(b) There is no fact, development or threatened development with respect to the markets, products, services, clients, customers, facilities, computer software, data bases, personnel, vendors, suppliers, operations, assets or prospects of the Business (i) which is known to the Companies and (ii) which could reasonably be expected to materially adversely affect the Business or the Acquired Assets, other than such conditions as may affect as a whole the industry in which the Companies operate generally, and (iii) which is not disclosed in this Agreement. The Companies have no reason to believe that any loss of any employee, agent, customer or supplier or other advantageous arrangement will result because of the consummation of the transactions contemplated hereby.

3.26. Relationship with Significant Customers and Suppliers.

(a) None of the Companies has received any written or, to Sellers’ or the UPC Stockholders’ knowledge, oral communication or notice from any Significant Customer stating that such Significant Customer, or otherwise knows of any reason why such Significant Customer (except in connection with the termination of outstanding jobs upon their completion in the ordinary course or the expiration of existing contracts in accordance with their terms) (a) has ceased, or will cease, to use the products or services of the Business, (b) has substantially reduced, or will substantially reduce, the use of such products or services at any time or (c) will otherwise materially and adversely modify its business relationship with the Companies. “Significant Customer“ shall mean any customer, or group of affiliated customers, to whom any Seller has made sales in excess of $25,000 since February 1, 2003.

(b) None of the Companies has received any written or to the knowledge of UPC management after reasonable inquiry, oral communication or notice from any Significant Supplier of the Companies stating that such Significant Supplier, or otherwise knows of any reason why such Significant Supplier (except in connection with the termination of outstanding jobs upon their completion in the ordinary course or the expiration of existing contracts in accordance with their terms) (a) has ceased, or will cease, to provide products or services of the Business, (b) has substantially reduced, or will substantially reduce, the provision of such products or services at any time or (c) will otherwise materially and adversely modify its business relationship with any Company. “Significant Supplier“ shall mean any supplier, or group of affiliated suppliers, from whom any Seller has made purchases in excess of $25,000 since February 1, 2003.

3.27. Restrictions. Except as set forth in Schedule 3.27 of the Disclosure Schedules, none of the Companies is a party to any indenture, agreement, contract, commitment, lease, plan, license, Permit, authorization or other instrument, document or other understanding, oral or written, or subject to any charter or other restriction or any judgment, order, writ, injunction, decree or award which materially adversely affects or materially restricts or, to the Sellers’ or the UPC Stockholders’ knowledge, may in the future materially adversely affect or materially restrict, the business, operations, assets, properties, rights, prospects or condition (financial or otherwise) of the Business after consummation of the transactions contemplated hereby.

3.28. Projections. The forecasts and projections of future financial results supplied by the Companies to the Buyers were prepared by the Sellers in good faith based upon expectations and assumptions that the Companies believed, as of the date such forecasts and projections were prepared, and still do believe, as of the date hereof and as of the Closing Date, to be reasonable.

3.29. All Assets. Except as set forth in Schedule 3.29 of the Disclosure Schedule, the Acquired Assets include all assets, rights, properties and contracts the use of which is necessary to the continued conduct of the Business by the Buyers substantially in the manner as it was conducted prior to the Closing Date.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF BUYERS

The Buyers jointly and severally hereby represent and warrant to the Sellers as follows:

4.1. Organization. Parent and Remy are corporations duly organized, validly existing, and in good standing under the laws of the jurisdictions of their incorporation, and have all requisite corporate power and authority to carry on their business as it is now being conducted, and to execute, deliver, and perform this Agreement and the Ancillary Agreements to which each of them is a party, and to consummate the transactions contemplated hereby and thereby.

4.2. Corporate Power and Authority; Effect of Agreement. The execution, delivery, and performance by the Buyers of this Agreement, and each Ancillary Agreement to which the Buyers are a party, and the consummation by the Buyers of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Buyers. This Agreement has been, and each Ancillary Agreement to which the Buyers are a party will be, duly and validly executed and delivered by the Buyers and constitutes, or will constitute, the valid and binding obligation of the Buyers, enforceable against the Buyers in accordance with its terms. The execution, delivery, and performance by the Buyers of this Agreement, and each Ancillary Agreement to which the Buyers are a party, and the consummation by the Buyers of the transactions contemplated hereby and thereby does not and will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of law, rule, or regulation to which the Buyers are subject, (ii) violate any order, judgment, or decree applicable to the Buyers or (iii) violate any provision of the charter, the regulations or other corporate governance documents of the Buyers; except, in each case, for violations that in the aggregate would not materially hinder or impair the consummation of the transactions contemplated hereby.

4.3. Consents. Except as set forth on Schedule 4.3 of the Disclosure Schedules, no consent, approval, or authorization of, or exemption by, or filing with, or payment of any transfer tax to, any governmental authority is required to be obtained or made by the Buyers in connection with the execution, delivery and performance by the Buyers of this Agreement or any Ancillary Agreement to which the Buyers are a party or the taking by the Buyers of any other action contemplated hereby or thereby.

4.4. Brokers. Neither Parent nor Remy has retained a broker, finder or investment banking firm to act on its behalf in connection with the transactions contemplated by this Agreement and, to Parent’s and Remy’s knowledge, no person is entitled to receive any brokerage commission, finder’s fee or other similar compensation in connection with the transactions contemplated by this Agreement.

4.5. Litigation; Decrees. There are no lawsuits, claims, proceedings, investigations, injunctions, judgments, orders or decrees pending or, to the knowledge of the Buyers, threatened which challenge or seek to enjoin or delay this Agreement or the transactions contemplated hereby or which would materially adversely affect the Parent’s and Remy’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

4.6. Sufficient Funds. Remy has cash available and existing committed borrowing facilities which together are sufficient to enable it to consummate the transactions contemplated hereby.

ARTICLE V.

COVENANTS

5.1. Cooperation. From the date hereof and prior to the Closing, the Companies and the Buyers will use their respective reasonable best efforts, and will cooperate with each other, to secure all necessary consents, approvals, authorizations, exemptions, and waivers from third parties or governmental authorities (including any required pursuant to the Hart-Scott-Rodino Antitrust Improvements act of 1974, as amended (the “HSR Act“)), as shall be required in order to enable the parties to effect the transactions contemplated hereby, and will otherwise use their respective reasonable best efforts to cause the consummation of such transactions, in accordance with the terms and conditions hereof. Notwithstanding the forgoing, no Company shall amend or modify any agreement or contract to obtain any consents required pursuant to Section 6.5 hereof or otherwise without the prior written consent of the Buyers except for amendments or modifications to agreements or contracts that will not have an adverse operational or economic consequence to the Buyers or any Company.

5.2. Conduct of the Business Pending Closing. From the date of this Agreement to the Closing Date:

(a) The Companies shall conduct, carry on and maintain and preserve the Business intact, maintain the inventory and insurance of the Business at adequate levels, comply with all material laws, preserve the goodwill of suppliers, customers and others having business relations with the Sellers and maintain the Business, as well as the Companies’ books of account, records and files related to the conduct of the Business and the Employees, all in the ordinary course of business and consistent with prior practice to make the same available to the Buyers as of the Closing.

(b) The Companies shall inform the Buyers in writing of any event or circumstance that has or could reasonably be expected to have a Material Adverse Effect immediately and in no event later than three days after the Companies or any of their Affiliates has knowledge of such an event or circumstance.

(c) None of the Companies, the UPC Stockholders nor their respective Affiliates shall, without the prior written consent of the Buyers, take or omit to take any action which if taken or omitted prior to the date hereof would constitute a breach of any representations or warranties set forth in this Agreement, or which would result in any of the occurrences or events set forth in Section 3.5 hereof.

(d) The Companies shall not make any changes to the existing capital structure or ownership of any of the Companies, whether by merger, distribution, dividend or otherwise.

(e) The Companies shall not enter into any new POS Contracts with any customers or vendors and shall inform the Buyers in writing of any changes in their current POS Contracts.

5.3. Access. The Companies shall allow the Buyers and their representatives full and complete access during normal business hours and upon reasonable notice to the books, records, documents and facilities of the Companies including, among other things, for the purposes of conducting environmental investigations and will on the same condition use best efforts to endeavor to (a) make the officers, employees, contract employees, consultants, attorneys, agents, independent accounts and actuaries of the Companies available to discuss such aspects of the business, financial condition or prospects of the Companies as may be reasonably necessary and (b) provide full and complete access during normal business hours and upon reasonable notice to the facilities of third parties where manufacturing, warehousing or distributing of products or inventories of the Companies, or supplying of raw materials to the Companies, is conducted. The Companies authorize the Buyers to, and will cooperate so that the Buyers may, obtain information concerning the Business, Acquired Assets and the Real Estate from all government agencies or Authorities having enforcement responsibility for environmental, health, safety, building and zoning and other laws and regulations.

5.4. Resignations. At the Closing, the Sellers will cause to be delivered to the Buyers written resignations of each officer or director of each of the Acquired Subsidiaries as to which such resignation has been requested by the Buyers.

5.5. Estoppel and Nondisturbance Certificates and Consents.

(a) Immediately upon its execution of this Agreement and up to and including Closing, each Seller shall exercise its, and shall cause the other Business Entities to cooperate with the Buyers and to exercise their, commercially reasonable efforts to obtain and deliver to the Buyers at the Closing estoppel certificates and lessor and lessor mortgagee consents and waivers (such consents not to be conditioned on any increased rental, other payment, reduced term, or other change of lease terms), in a form acceptable to the Buyers and their senior lenders (the “Consent, Estoppel and Nondisturbance Certificates“), from each real property lessor and lessor mortgagee listed on Schedule 1.1(b) of the Disclosure Schedules.

(b) From the date hereof and up to and including the Closing, the Companies shall use their commercially reasonable efforts to obtain (and furnish to the Buyers evidence thereof reasonably satisfactory to the Buyers) any approvals, waivers, and consents from the parties set forth on Schedule 5.5 of the Disclosure Schedules in respect of the Contracts and other commitments of the Companies contained therein in order for such Contracts and other commitments of the Companies to remain in effect for the benefit of the Buyers following the consummation of the transactions contemplated hereby on the same terms as in effect prior to the Closing. The Companies shall not permit any such approvals, waivers and consents to expire or be withdrawn as of the Closing Date.

5.6. Notification and Cure. The Sellers and the UPC Stockholders shall promptly notify the Buyers of any event or fact coming to the Sellers’ attention prior to Closing which causes the Sellers’ representations, warranties, covenants or agreements contained under this Agreement to be inaccurate. The Sellers and the UPC Stockholders shall use their reasonable best efforts to cure before the Closing, to the extent curable and within their control, any event, transaction or circumstance occurring after the date of this Agreement that causes or will cause any such covenant or agreement of the Sellers and the UPC Stockholders under this Agreement to be breached or that renders or will render inaccurate any such representation or warranty of the Sellers and the UPC Stockholders contained in this Agreement. No notice given pursuant to this Section 5.6 shall have any effect on (i) the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining the satisfaction of any condition contained herein or (ii) any right to indemnity hereunder.

5.7. Insurance. From the date hereof and prior to the Closing, each Seller shall maintain in full force and effect the policies of insurance listed on Schedule 3.22 of the Disclosure Schedules, subject only to variations required by the ordinary operations of its business, or else will obtain, prior to the lapse of any such policy, substantially similar coverage with insurers of recognized standing and approved in writing by the Buyers. Each Seller and the UPC Stockholders shall promptly advise the Buyers in writing of any change of insurer or type of coverage in respect of the policies listed on Schedule 3.22 of the Disclosure Schedules.

5.8. Exclusivity. None of the Sellers, the UPC Stockholders or any of their respective Affiliates will, directly or indirectly, encourage, initiate or solicit offers for, furnish information regarding or engage in any negotiations, meetings or other communications with any third party concerning, or enter into any agreements with respect to, any acquisition of any Seller or any of the Business, by any party other than the Buyers, and in the event that during such period any offers or other such communications are received, the Sellers and the UPC Stockholders will promptly communicate to the Buyers their existence and terms, and the identity of the party making such offer or contact.

5.9. Non-Compete.

(a) During the period beginning on the Closing Date and ending on the later of (i) the fifth (5th) anniversary of the Closing Date and (ii) two years following the date of termination of all employment of any UPC Stockholder’s employment with the Buyers (the “Non-Compete Period“), each Seller and UPC Stockholder jointly and severally covenants and agrees not to, and shall cause its Affiliates not to, directly or indirectly and anywhere in any state of the United States, Canada, Mexico, Central America, South America and Europe, conduct, manage, operate, engage in, have an ownership interest in any business or enterprise engaged in (i) manufacturing and selling new and remanufactured alternators and starters for the automotive industry, (ii) any business that uses any trademark, tradenames or slogans similar to Sellers’ or their Affiliates’ trademarks, tradenames or slogans, or (iii) any activities that are otherwise competitive with the Business as conducted as of the Closing Date or the termination of such UPC Stockholder’s employment (collectively, the “Restricted Business“).

(b) During the Non-Compete Period, each such Seller and UPC Stockholder shall not, and shall cause its affiliates not to, directly or indirectly, call-on, solicit or induce, or attempt to solicit or induce, any customer or other business relation of any Seller for the provision of products or services related to the Restricted Business or in any other manner that would otherwise interfere with business relationship between any Seller and its respective customers and other business relations.

(c) During the Non-Compete Period, each such Seller and UPC Stockholder shall not, and shall cause its affiliates not to, directly or indirectly, call-on, solicit or induce, or attempt to solicit or induce, any Transferred Employee or any other employee or staff of the Sellers, the Buyers, or any Affiliate of the Sellers or the Buyers to leave the employ of any such Seller, Buyer or Affiliate for any reason whatsoever, nor shall any Seller or UPC Stockholder offer or provide employment (whether such employment is for such Seller or any other business or enterprise), either on a full-time basis or part-time or consulting basis, to any person who then currently is, or who within six months immediately prior thereto was, an employee of or staffed with any Seller, Buyer, or Affiliate.

(d) Each of the Sellers and the UPC Stockholders acknowledges and agrees that the provisions of this Section 5.9 are reasonable and necessary to protect the legitimate business interests of the Buyers and its investment in the Business. None of the Sellers or the UPC Stockholders shall contest that the Buyers’ and the Business’ remedies at law for any breach or threat of breach by such Seller or UPC Stockholder or any of their Affiliates of the provisions of this Section 5.9 will be inadequate, and that the Buyers shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Section 5.9 and to enforce specifically such terms and provisions, in addition to any other remedy to which the Buyers may be entitled at law or equity. The restrictive covenants contained in this Section 5.9 are covenants independent of any other provision of this Agreement or any other agreement between the parties hereunder and the existence of any claim which any Seller or UPC Stockholder may allege against the Buyers under any other provision of the Agreement or any other agreement will not prevent the enforcement of these covenants.

(e) If any of the provisions contained in this Section 5.9 shall for any reason be held to be excessively broad as to duration, scope, activity or subject, then such provision shall be construed by limiting and reducing it, so as to be valid and enforceable to the extent compatible with the applicable law or the determination by a court of competent jurisdiction.

5.10. Confidentiality. The Sellers and each UPC Stockholder shall, and shall cause their respective Affiliates to, keep confidential and not disclose to any other person or entity or use for their own benefit or the benefit of any other person or entity any confidential proprietary information, technology, know-how, trade secrets (including, without limitation, all results of research and development), product formulas, industrial designs, franchises, inventions or other industrial and intellectual property in his, her or their possession or control regarding the Business. The obligations of the Sellers and the UPC Stockholders under this Section 5.10 shall not apply to information which (i) is or becomes generally available to the public without breach of the commitment provided for in this Section; or (ii) is required to be disclosed by law, order or regulation of a court or tribunal or governmental authority; provided, however, that, in any such case, the Sellers and the UPC Stockholders, subject to such requirement, shall notify the Buyers as early as reasonably practicable prior to disclosure to allow the Buyers to take appropriate measures to preserve the confidentiality of such information at the cost of the Sellers.

5.11. Tax Matters.

(a) Pre-Closing Tax Returns. The Sellers shall prepare and timely file or cause to be prepared and timely filed all Tax Returns required or permitted to be filed by the Acquired Subsidiaries on or prior to the Closing Date and all income Tax Returns of the Acquired Subsidiaries required to be filed with respect to taxable periods ending on or before the Closing Date (the “Pre-Closing Returns“). The Pre-Closing Returns shall be prepared, where relevant, in a manner consistent with the Companies’ past practices except as otherwise required by applicable law. The Sellers shall allow the Buyers the opportunity to review and comment on the Pre-Closing Returns to be filed after the date hereof for a reasonable period prior to the intended filing date. The Sellers shall timely pay or cause to be timely paid and shall be responsible for all Taxes due with respect to the Pre-Closing Returns.

The Buyers shall cause all other Tax Returns of the Acquired Subsidiaries required to be prepared and filed following the Closing Date and shall pay all Taxes shown thereon, without regard to whether any such Tax Return that includes a period beginning on or prior to the Closing Date to be timely prepared and filed(the “Straddle Period Returns“). The Buyers shall deliver such return (and a calculation of the portion of the Taxes shown on such return that are apportioned, as determined in Section 5.11(b), to the portion of the Tax period ending on the Closing Date) to the Sellers, for review and comment, a reasonable period prior to the applicable filing deadline for such return and shall make changes to such Straddle Period Returns as reasonably requested by the Stockholder no later than 21 days prior to the filing deadline of such Straddle Period Return.

(b) Assumed Tax Liabilities. No later than one hundred twenty (120) days following the Closing, the Sellers shall deliver to the Buyers for their review and comment a proposed calculation of the amount of the Assumed Tax Liabilities, together with accompanying schedules setting forth in reasonable detail the basis for such calculation (the “Proposed Calculation“). Within thirty (30) days following receipt of the Proposed Calculation, the Buyers shall provide to the Sellers written notice of any disagreement with respect to the Proposed Calculation. The Buyers and the Sellers shall attempt in good faith to promptly resolve any disputes with respect to the calculation of the Assumed Tax Liabilities; provided that if they are unable to resolve such disputes within thirty (30) days following the Sellers receipt of the notice of disputed items, such disputed items shall be delivered to the Third Accounting Firm (either previously selected pursuant to Section 1.5 or, if not so previously selected, to be selected in accordance with the procedures of Section 1.5) for final determination, which final determination shall be binding upon the parties. The Sellers agree to provide the Buyers with such cooperation as the Buyers shall reasonably request in connection with its review and analysis of the Proposed Calculations. The Sellers shall promptly notify the Buyer of the commencement of any audit or examination with respect to any income tax return of the Sellers for the taxable period that includes the Closing Date or for any other taxable period of the Sellers to the extent that such audit or examination could reasonably impact the amount of the Assumed Tax Liability hereunder. The Sellers shall keep Buyers fully informed with respect to the progress of any such Tax proceeding, including but not limited to, notifying Buyers of any inquiries or proposed adjustments regarding any material issues that could impact the Tax Attributes of the Sellers. Buyers shall have the right to participate in any such audit or examination at its own expense to the extent reasonably practicable, and Sellers shall neither settle or compromise any such contested matters arising out of such audit or examination without the consent of Buyer, which consent shall not be unreasonably withheld.

(c) Tax Indemnification. After the Closing Date, the Sellers shall indemnify and hold harmless the Buyers and the Companies from and against (i) all Taxes of the Sellers attributable to the Sellers’ ownership of the Acquired Assets or the operation of the Business on or before the Closing Date other that the Assumed Tax Liabilities, (ii) any increase in the Assumed Tax Liabilities that results from the Tax Attributes being different from the Tax Assumptions, (iii) any Taxes of the Acquired Subsidiaries attributable to any taxable period (or portion thereof) ending on or before the Closing Date, (iv) any increase in Tax liability resulting from any Company being liable for any Taxes (1) of any consolidated group of which any Company was a member on or before the Closing Date pursuant to Section 1.1502-6 of the Treasury Regulations or any analogous state, local or foreign provisions and (2) of any Person as transferee or successor, by contract or otherwise for any taxable period (or portion thereof) ending on or before the Closing Date and (v) any sales, use or similar Taxes the Companies or the Buyers are required to impose, collect or pay, whether or not such Taxes are payable before or after the Closing, to the extent such Taxes must be imposed, collected or paid on equipment, products or services sold or contracted for lease by the Companies prior to Closing. In the event a taxable period includes a period prior to the Closing Date, Taxes shall, in the case of real and personal property Taxes, be apportioned ratably to such taxable period on a daily basis and, in the case of other Taxes, be apportioned to such taxable period based on a closing of the books on the Closing Date.

(d) Income Tax Refunds. With respect to any pending or subsequently filed claim for refund of any income Taxes of the Acquired Subsidiaries in respect of any taxable period, or portion thereof, ending on or prior to the Closing Date, or any claims or actions for refund of such income Taxes by the Sellers, the Buyers agree that the Sellers will retain the right, with the cooperation of the Acquired Subsidiaries, to prosecute, settle or abandon, on behalf of themselves or any Acquired Subsidiary, each of such claims or actions at the Sellers’ expense; provided, however, that the Sellers shall not prosecute, settle or abandon any such claim or action in a manner that may have adverse effect on the other parties’ tax position or indemnification obligations under this Agreement. The Buyers further agree to use their reasonable efforts to cause the Acquired Subsidiaries to provide the Sellers with all reasonable cooperation in obtaining such refunds and to make the records and personnel of the Acquired Subsidiaries available to assist the Sellers to prosecute any such claim or action for refund. In the event that any income Tax refund is received by any Acquired Subsidiary in respect of any period, or portion thereof, ending on or prior to the Closing Date, such Acquired Subsidiary shall pay to the Sellers an amount equal to such refund plus any interest earned on such refund, except to the extent such refund is reflected as an asset on the Balance Sheet, the books and records of the Companies at Closing.

(e) The Buyers agree to pay all Transfer Taxes relating to the purchase of the Acquired Assets. The Buyers and the Sellers will use their reasonable best efforts to obtain any certificate or other document from any Governmental Entity or any other person as may be necessary to mitigate, reduce or eliminate any Transfer Taxes, to the extent that such certificate or other document would not increase the Taxes of the Sellers.

(f) The Sellers or the Buyers, as the case may be, shall provide reimbursement for any Tax paid by one party all or a portion of which is the responsibility of the other party. Within a reasonable time prior to the payment of any said Tax, the party paying such Tax shall give notice to the other party of the Tax payable and the portion that is the liability of each party, although failure to do so will not relieve the other party from its liability hereunder. Real property, personal property and similar ad valorem Taxes shall be accrued as of the close of business on the date hereof and an adjustment shall be made to the Purchase Price to reflect such accruals and, if applicable, related prepaid Taxes.

(g) The Buyers and the Sellers each agree, with respect to persons who may be employed by both of them for the calendar year that includes the date hereof, to follow the Standard Procedure set forth in Revenue Procedure 96-60, 1996-2 C.B. 399, whereby the Sellers shall be responsible for employment tax reporting for such persons for all times during which they were employed by the Sellers.

(h) The Buyers and the Sellers agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Acquired Assets, including, without limitation, access to books and records, as is reasonably necessary for the filing of all Tax Returns by the Buyers or the Sellers, the making of any election relating to Taxes, the preparation for any audit with respect to Taxes, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Each of the Buyers and the Sellers shall retain all books and records with respect to Taxes pertaining to the Acquired Assets until the later of six (6) years following the date hereof or the expiration of the statute of limitations period (including, to the extent notified by the Buyers or the Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Body. At the end of the period, each party shall provide the other with at least thirty (30) days prior written notice before transferring, destroying or discarding any such books and records, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records. The Buyers and the Sellers shall cooperate fully with each other in the conduct of any audit, litigation or other proceeding relating to Taxes involving the Acquired Assets, provided that the Sellers or the Buyers, as appropriate, shall reimburse the Buyers or the Sellers for reasonable costs associated with its cooperation.

(i) In the event that, in connection with the filing of the federal or state income tax returns of the Sellers for the taxable year that includes the Closing Date, the Sellers are required to pay an amount of income Taxes in excess of the Assumed Tax Liability (an “Excess Tax Liability“), the Buyers shall advance to the Sellers an amount equal to the Excess Tax Liability for use by the Sellers in paying such Taxes. Any amounts payable pursuant to the Earn Out hereunder shall be reduced dollar-for-dollar by the amount of any advances made pursuant to this Section 5.11(i). The Buyers shall have no obligation to make advances pursuant this Section 5.11(i) to the extent that any Excess Tax Liability arises as a result of the Tax Attributes being different from the Tax Assumptions.

5.12. Hart-Scott-Rodino Act. If not previously filed, as soon as practicable after the date of this Agreement, the Buyers, the Sellers and the UPC Stockholders shall, in cooperation with each other, file (or cause to be filed) with each of the United States Department of Justice (the “DOJ“) and the Federal Trade Commission (“FTC“) any reports or notifications that may be required to be filed by them under the HSR Act in connection with the transactions contemplated by this Agreement. Any fees due from any party to the FTC or DOJ under the HSR Act in connection with the filing of any of those reports or notifications shall be shared equally by the Company and the Buyers.

5.13. Employees and Employee Benefit Plans.

(a) The Buyers shall offer employment (at the base compensation and wage levels and on other terms and conditions as the Buyers shall determine) to each of the employees listed on Schedule 5.13. All such employees who accept the Buyers’ offer of employment and actually perform services for the Buyers on or after the Closing Date are hereinafter referred to as the “Transferring Employees.” The employment of the Transferring Employees with the Buyers shall be considered effective and their employment by the Sellers shall terminate and transfer to the Buyers on the date they first perform services for the Buyers (the “Employment Date“). Notwithstanding anything set forth below or herein to the contrary, (i) nothing in this Agreement shall create any obligation on the part of the Buyers to continue the employment of any employee for any definite period following the Employment Date, and (ii) nothing in this Agreement shall preclude the Buyers from altering, amending, or terminating any of its employee benefit plans, or the participation of any of its employees in such plans, at any time. The Buyers will assume the liabilities and obligations set forth on Schedule 5.13 of the Disclosure Schedules with respect to compensation and employee benefits owed to any employees, former employees, agents or independent contractors of the Sellers.

(b) Schedule 5.13 of the Disclosure Schedules sets forth any earned, unused vacation and (if applicable) sick days of the Transferring Employees accrued on the books of the Sellers as of the Employment Date in accordance with the Sellers’ vacation and sick pay policy. The Sellers shall retain all liability for any and all earned, unused vacation and sick days of the Transferring Employees that is not specifically disclosed on Schedule 5.13 of the Disclosure Schedules, but all such earned and unused vacation and sick days which are disclosed shall become the sole and exclusive liability of the Buyers.

(c) Except as disclosed in Schedule 3.19 of the Disclosure Schedules and as expressly assumed by the Buyers under this Section 5.13, the Sellers shall be liable for, and indemnify and hold the Buyers harmless from, all claims, demands, costs or other liabilities, including reasonable attorneys’ fees: (i) related to the employees of the Buyers who do not become Transferring Employees; including individuals who may be covered by Section 5.4, above; (ii) to the extent such liability arises from any action, event or course of conduct (except for any action, event or course of conduct by the Buyers) that occurs prior to the Employment Date; or (iii) to the extent such liability arises under or relates to any employee benefit plan, program or arrangement of the Sellers. This provision is intended to cover all employment claims asserted by the Sellers’ employees (other than those disclosed on Schedule 3.19 or Schedule 5.13 of the Disclosure Schedules) that arose out of, or in connection with, their employment by the Sellers, including claims or actions based on allegations of wrongful discharge, retaliatory discharge, breach of contract, promissory estoppel, intentional infliction of emotional distress, defamation and/or other common law claims; claims or actions alleging discrimination on the basis of race, color, sex, religion, national origin, age, disability or handicap under 42 U.S.C. § 1981, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967 (“ADEA“), the Rehabilitation Act of 1973, the Equal Pay Act of 1963, the Americans with Disabilities Act of 1990, and the Civil Rights Act of 1991; claims or actions alleging a failure to make reasonable accommodations under the Americans with Disabilities Act of 1990 or the Rehabilitation Act of 1973; claims or actions arising under the National Labor Relations Act, the Family and Medical Leave Act of 1993, the Occupational Safety and Health Act, and the Employee Retirement Income Security Act of 1974 (all as amended); and claims or actions arising under any other federal, state or local law, ordinance, rule or regulation.

(d) Except as otherwise required by the terms of any such plan or applicable law or except with respect to the Assumed Plans, if any, as of the Employment Date all Transferring Employees shall cease active participation in any Benefit Plan or benefit arrangement sponsored or maintained by the Sellers.

(e) Except with respect to those individuals that are currently continuing group health plan coverage under Section 4980B of the Code (“COBRA“) as of the Employment Date and those that are or may become eligible to elect to continue group health plan coverage under COBRA under any Benefit Plan on or after the Employment Date, and in each case as specifically disclosed on Schedule 5.13 of the Disclosure Schedules and notwithstanding the allocation of COBRA obligations under IRS Regulation Section 54.4980B-9 (Q&A-8(c)), the

Sellers shall be and remain responsible for providing continuation coverage to employees (and their covered dependents) who do not become Transferring Employees and to Transferring Employees (and their covered dependents) under each of its applicable health plans with respect to all qualifying events under COBRA and comparable state law which occur on or before the Employment Date.

(f) With respect to each Transferring Employee, to the extent not disclosed in Schedule 3.19 or Schedule 5.13 of the Disclosure Schedules, the Sellers shall retain the obligation and liability for any workers’ compensation or similar workers’ protection claims with respect to any such individual, whether incurred prior to, on or after the Employment Date which are the result of an injury or illness originating prior to or on the Employment Date.

(g) Complete copies of the personnel records of Transferring Employees shall be transferred to the Buyers on the Employment Date.

(h) Unless such obligation is waived by the Buyers on or prior to the Employment Date, the Sellers agree to transfer sponsorship, and the Buyers agree to assume sponsorship, as of the Employment Date, of those Benefit Plans that are “employee welfare benefit plans” within the meaning of Section 3(1) of ERISA and related other agreements, as applicable, of the Sellers which are specifically identified on Schedule 5.13 (collectively, the “Assumed Plans“), subject to the consent and agreement of all related parties (i.e., insurance companies, third-party administrators, etc.), which the parties agree to use their reasonable efforts to obtain prior to the Employment. The Sellers shall transfer or cause to be transferred any assets associated with the Assumed Plans simultaneously with the transfer of sponsorship contemplated in this Section 5.13. The Sellers shall be and remain solely responsible for (i) all reporting and disclosure obligations and funding obligations, if any, related to the Assumed Plans through and including the Employment Date, (ii) any and all liabilities and obligations that were incurred by any covered person under any of the Assumed Plans on or prior to the Employment Date unless specifically disclosed on Schedule 5.13, and (iii) all other obligations required by any and all laws (including, but not limited to the Code and ERISA) relating to such Assumed Plans through and including the Employment Date unless such liabilities are specifically disclosed on Schedule 5.13. The Seller shall provide the Purchaser with all requested information concerning the administration of such Assumed Plans prior to and following the Employment Date.

(i) No Transferring Employee or other current or former employee of the Sellers including any beneficiary or dependent thereof, or any other person not a party to this Agreement, shall be entitled to assert any claim hereunder as a third-party beneficiary to this Agreement.

5.14. Monthly Financial Statements. The Sellers will deliver to the Buyers, as soon as available and in any event within fifteen (15) calendar days after the end of each calendar month ending on or after the date of this Agreement and prior to Closing, but excluding the calendar month in which Closing, statements of operations of the Business for such month and for that part of the fiscal year ending with such month, and the related balance sheet as at the end of such month, certified by the chief financial officer of each Seller to present fairly the financial position of the Business as at the end of such month and the results of its operations for the periods then ended and to have been prepared in accordance with GAAP Consistently Applied.

5.15. Further Assurances. The Sellers and the UPC Stockholders from time to time after the Closing, at the Buyers’ request, will execute, acknowledge and deliver to the Buyers such other instruments of conveyance and transfer and will take such other actions and execute such other documents, certifications, and further assurances as the Buyers may reasonably require in order to vest more effectively in the Buyers or to put the Buyers more fully in possession of the Acquired Assets or better enable the Buyers to complete, perform and discharge any of the Assumed Liabilities. Each party shall cooperate and deliver such instruments and take such action as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

5.16. Surveys. The Sellers shall cooperate with the Buyers and use their commercially reasonable efforts to cause to be delivered to the Buyers, at the Buyers’ sole cost and expense, no later than fifteen (15) days prior to Closing, as-built surveys of each parcel of Owned Real Estate (collectively, the “Surveys“) in accordance with (i) the 1999 minimum standard detail requirements for ALTA/ACSM Land Title Surveys, including, without limitation, Table A items 2, 3, 4, 6, 7, 8, 9, 10, 11 and 13 and such additional or different Table A Items as the Buyers may, in its discretion, require, (ii) with the Accuracy Standards (as adopted by ALTA and ACSM) of an Urban Survey, and (iii) local standards required by the Buyers, in its discretion, dated after the date hereof, and showing, without limiting the foregoing, with respect to each parcel of the Owned Real Estate, all easements and other appurtenances benefiting and all easements and other encumbrances burdening such parcel. Each Survey shall be certified to any lender providing financing to the Buyers for the transactions contemplated hereby, the Buyers, the title company providing the Title Insurance (the “Title Company“) and any other person reasonably requested by the Buyers and shall comply with any requirements imposed by the Title Company as a condition to the removal of any survey exception from the general exceptions to the Title Insurance covering the Owned Real Estate shown on such survey.

5.17. Rebates and Discounts.

(a) In the event that any Contract for the sale of finished goods to customers of the Sellers which is assumed by the Buyers provides for quantity price discounts, rebates or other allowances for the purchaser based upon purchases for the calendar year or other period in which the Closing occurs, the discount, rebate or allowance shall be determined by the Sellers and the Buyers at the end of such period and an allocation thereof shall be made as between the Sellers and the Buyers, based upon the dollar volume or number of units of sales on which such discount, rebate or allowance is based, allocated pro rata between sales under the contract before and after the Closing Date during the relevant contract period.

(b) Any payments required to be made by the parties pursuant to this Section 5.17 shall be paid, with respect to each Contract, by certified or official bank check within five Business Days after the allocation of the discount, rebate or other allowance has been finally determined.

5.18. Collection of Receivables. The Sellers shall, by letter prepared by the Buyers (the “Letter“), irrevocably authorize, instruct and direct that the account parties of all accounts, notes and receivables (including insurance proceeds) constituting Acquired Assets (such parties, the “Seller Account Parties“) shall make and deliver all payments relating thereto on or after the Closing to such location, bank and account (the “Lockbox Account“) as the Buyers shall specify. The Letter shall cover all such matters as Buyer shall reasonably determine. If, notwithstanding such Letter, any of the Seller Account Parties remits payments on or after the Closing directly or indirectly to the Sellers or their Affiliates instead of to the Lockbox Account, the Sellers agree that Sellers shall promptly (and in any event no later than two Business Days following receipt) deliver all such payments (including but not limited to negotiable instruments which shall be duly endorsed by the Sellers to the order of the Buyers) to the Buyers. The Sellers hereby irrevocably designate, make, constitute and appoint the Buyers (and all persons designated by the Buyers) as Sellers’ true and lawful attorneys-in-fact to do any of the following in the sole discretion of the Buyers: to receive, give receipts for, take, endorse, assign, deliver, deposit, demand, collect, sue on, compound, and give acquittance for any and all information, documents, payments forms (including negotiable and non-negotiable instruments) and proceeds received by Buyers via the Lockbox Account or from the Sellers that relate to the accounts, notes and receivables (including insurance proceeds) of the Seller Account Parties constituting Acquired Assets. Each of the Sellers shall use its best efforts to assist the Buyers in collecting in full from Seller Account Parties all amounts owed pursuant to all accounts, notes and receivables constituting Acquired Assets.

5.19. Title Insurance. The Buyers shall obtain and Sellers shall use its commercially reasonable efforts to cause to be delivered to Buyers, at the Buyers’ sole expense but at standard rates, good and valid title insurance policies or, in final form, irrevocable ALTA title insurance binders or commitments, from the Title Company reasonably acceptable to the Buyers and its senior lenders (the “Title Insurance“), dated as of the open of business of the Closing Date, insuring such Buyer as the fee owner of such Seller’s parcels of Owned Real Estate as of Closing and in connection with the issuance of the policies of Title Insurance, execute and deliver, or cause to be executed and delivered, to the Title Company any affidavits reasonably requested by the Title Company or the Buyers in connection with the issuance of the policies as required hereunder so that such insurance shall be endorsed to waive the title companies’ rights to raise the Buyers’ imputed knowledge of the Sellers as a defense to insurance if Buyer is acquiring the entity which owns the Owned Real Estate. Each such policy or binder, as to the insurer, the insured, the dollar limit and amount of coverage and the exceptions and conditions thereof shall be reasonably satisfactory to the Buyers and their senior lenders, with such endorsements thereto, including a zoning endorsement, as may reasonably be requested by the Buyers or their senior lenders.

5.20. Use of Names. On or before the Closing Date, UPC shall amend its charter to remove “Unit Parts Company” and any similar words from its corporate name. On and after the Closing Date, UPC shall, and shall cause its Affiliates to, discontinue all use of the names and marks listed on Schedule 1.1 of the Disclosure Schedules alone or in any combination of any words or marks confusingly similar thereto.

5.21. Supplements to Disclosure Schedules. The Sellers shall have the right from and after the date hereof until the seventh day prior to the Closing Date to amend or written supplement the Disclosure Schedules attached to this Agreement for any event which first occurs after the date hereof. As promptly as practicable after any event described below which first occurs after the date hereof, the Sellers will provide the Buyers with a supplement or amendment to the Disclosure Schedules with respect to any matter, condition or occurrence hereafter arising which, if existing or occurring on the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules. No claim for breach of this Agreement may be made by the Buyers based on any disclosure made by Sellers in any such amended or supplemented Disclosure Schedules. In connection with the delivery of any amended or supplemented Disclosure Schedules, the Sellers shall promptly provide to the Buyers all additional information reasonably requested by the Buyers in order to make a determination as to whether the Buyers shall accept such supplement of the Disclosure Schedules. Promptly after making such determination, the Buyers shall, in their sole discretion, either (i) accept such amended or supplemented Disclosure Schedules, in which case the Buyers shall be deemed at Closing to have waived any claim with respect to the contents thereof, or (ii) terminate this Agreement.

ARTICLE VI.

CONDITIONS TO PARENT’S AND REMY’S OBLIGATIONS

The obligation of Parent and Remy to consummate the transactions contemplated hereby at the Closing shall be subject to the satisfaction (or waiver) on or prior to the Closing Date of all of the following conditions:

6.1. Representations and Warranties True and Correct. All of the representations and warranties of the Sellers and the UPC Stockholders contained in this Agreement or in any written certificate delivered pursuant to this Agreement (i) that are qualified by materiality shall be true and correct in all respects on the date of this Agreement and on and as of the Closing Date as though made on and as of that date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date subject to such qualification), and (ii) that are not qualified by materiality shall be true and correct in all material respects on the date of this Agreement and on and as of the Closing Date as though made on and as of that date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

6.2. Covenants and Agreements Performed. The Sellers and the UPC Stockholders shall have performed or complied with, in all material respects, or delivered, all covenants, agreements, conditions or document required by this Agreement to be performed, complied with, or delivered by the Sellers or the UPC Stockholders prior to or on the Closing Date.

6.3. Sellers’ and UPC Stockholders’ Closing Certificate. The Buyers shall have been furnished with a certificate executed by each Seller (the “Sellers’ Closing Certificate“) and each UPC Stockholder (the “UPC Stockholders’ Closing Certificates“), dated the Closing Date, certifying that the conditions set forth in Sections 6.1 and 6.2 have been fulfilled at or prior to the Closing Date.

6.4. No Prohibition. No statute, rule or regulation, or order of any court or administrative agency shall be in effect that prohibits the Buyers from consummating the transactions contemplated hereby or the ability of the Business to be conducted in substantially the manner that the Business was being conducted prior to the Closing.

6.5. Third Party Consents. The Sellers and the UPC Stockholders shall have received the consents from third parties, if any, set forth on Schedule 3.17 of the Disclosure Schedules in forms reasonably acceptable to the Buyers.

6.6. Governmental Consents. The waiting period under the HSR Act, if applicable, shall have expired or been terminated and all other consents, approvals, authorizations, exemptions, and waivers from governmental agencies, if any, that shall be required in order to consummate the transactions contemplated hereby, shall have been obtained.

6.7. Proceedings. No action or proceeding shall be pending or threatened to restrain or prevent the consummation of the transactions contemplated hereby or that substantially interferes with the ability of the Business to be conducted in substantially the manner that such business was being conducted prior to the Closing.

6.8. Opinion. The Buyers shall have received a written opinions, dated the Closing Date, of (i) McAfee & Taft, (ii) the Sellers’ Nevada counsel and (iii) the Sellers Mexico counsel containing such matters reasonably requested by the Buyers.

6.9. Consent, Estoppel and Nondisturbance Certificates. The Buyers shall have received the duly executed Consent, Estoppel and Nondisturbance Certificates from the landlords of Leased Real Estate.

6.10. Title Insurance and Affidavits. On or prior to the Closing Date, as a condition precedent to the obligations of the Buyers hereunder, Buyer shall have received a mark up of the title commitment providing for the Title Insurance and, in connection with the issuance of the policies of Title Insurance, Sellers shall execute and deliver, or cause to be executed and delivered, to the Title Company any affidavits reasonably requested by the Title Company or the Buyers in connection with the issuance of the policies as required under Section 5.21 hereof and hereunder so that such insurance shall be endorsed to waive the Title Company’s rights to raise the Buyers’ imputed knowledge of the Sellers as a defense to insurance.

6.11. FIRPTA Certificate. The Sellers shall have delivered to the Buyers a certificate of each Seller, reasonably satisfactory to the Buyers, prepared in accordance with Treasury regulations sections 1.1445-2(c)(3) promulgated under the Code and dated as of the Closing Date.

6.12. Material Adverse Effect. Between the date hereof and the Closing Date, there shall have occurred no event that would have a Material Adverse Effect.

6.13. Canadian Tire Transaction. The Companies shall have entered into a contract for either (a) the purchase and distribution of alternators and starters with Hitachi Automotive Products and Canadian Tire Corporation, Limited or (b) the core reduction program with Canadian Tire Corporation, in either case, on terms and conditions reasonably satisfactory to the Buyers.

6.14. Consent of Buyers’ Lenders. The Buyers shall have received written consent to the transactions contemplated hereby from Congress Financial Corporation (Central), as Administrative Agent under the Buyers’ Second Amended and Restated Loan and Security Agreement dated April 23, 2004 among Parent, certain subsidiaries of Parent, Congress Financial Corporation (Central) as Administrative Agent and US Collateral Agent and the lenders named therein.

ARTICLE VII.

CONDITIONS TO THE SELLERS’ AND THE UPC STOCKHOLDERS’ OBLIGATIONS

The obligations of the Sellers and the UPC Stockholders to consummate the transactions contemplated hereby at the Closing shall be subject to the satisfaction (or waiver) on or prior to the Closing Date of all of the following conditions:

7.1. Representations and Warranties True and Correct. All of the representations and warranties of the Buyers contained in this Agreement or in any written certificate delivered pursuant to this Agreement shall be true and correct on the date of this Agreement or such certificate, as the case may be, and shall be true and correct on and as of the Closing Date as if made on and as of the Closing Date (except for representations and warranties that expressly relate to a date earlier than the Closing Date, which shall continue to be true and correct as of the specified date).

7.2. Covenants and Agreements Performed. The Buyers shall have performed or complied with, or delivered, all covenants, agreements, conditions or documents required by this Agreement to be performed, complied with, or delivered by the Buyers prior to or on the Closing Date.

7.3. The Buyers Closing Certificate. The Sellers shall have been furnished with a certificate executed by an officer of each of Parent and Buyer (the “Buyers’ Closing Certificate“), dated the Closing Date, certifying that the conditions set forth in Sections 7.1 and 7.2 have been fulfilled at or prior to the Closing Date.

7.4. No Prohibition. No statute, rule or regulation, or order of any court or administrative agency shall be in effect that prohibits the Sellers from consummating the transactions contemplated hereby.

7.5. Governmental Consents. The waiting period under the HSR Act, if applicable, shall have expired or been terminated and all consents, approvals, authorizations, exemptions, and their waivers from governmental agencies that shall be required in order to consummate the transactions contemplated hereby, if any, shall have been obtained.

7.6. Proceedings. No action or proceeding shall be pending or threatened to restrain or prevent the consummation of the transactions contemplated hereby.

7.7. Opinion. The Sellers shall have received a written opinion, dated as of the Closing Date of Dechert LLP, substantially to the effect set forth on Exhibit 7.7 attached hereto and containing such other matters as may be reasonably requested by the Sellers.

7.8. Patent Litigation. The Buyers shall have released or dismissed with prejudice the Sellers from any claims relating to infringement by the Companies of U.S. Patent Numbers 4,604,538, 5,268,605, 5,307,000 and 5,252,878, each of which cover various features of automotive starters and alternators.

ARTICLE VIII.

TERMINATION PRIOR TO CLOSING

8.1. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) By the mutual written consent of the Buyers and UPC; or

(b) By UPC or the Buyers by written notice given to the other, if the Closing has not occurred on or before April 1, 2005 through no fault of (i) Parent and Remy, in the case of notice from Parent or Remy, or (ii) the Stockholder or the Sellers, in the case of notice from the UPC; or

(c) By either UPC or the Buyers by written notice given to the other, if there has been a material breach by (i) Parent and Remy, in the case of notice from UPC, or (ii) the Sellers, in the case of notice from Parent and Remy, of any of the representations, warranties, covenants or agreements made by such person in this Agreement.

(d) By Parent or Remy by written notice to UPC of the failure of any condition of Article VI.

(e) By UPC or the Sellers by written notice to the Buyers of the failure of any condition of Article VII.

(f) by Parent or Remy pursuant to Section 5.21.

8.2. Effect on Obligations. Termination of this Agreement pursuant to Section 8.1 hereof shall terminate all obligations of the parties hereunder, except for their obligations under Article IX hereof (regarding indemnification) and Section 10.9 (regarding public announcements) hereof; provided, however, that termination pursuant to Section 8.1(c) hereof by reason of a breach of any covenant or agreement shall not relieve the breaching party (whether or not it is the terminating party) from any liability to the other party hereto arising from or related to such breach.

ARTICLE IX.

SURVIVAL AND INDEMNIFICATION

9.1. Survival. The representations and warranties and covenants under this Agreement or in any statement or certificate furnished or to be furnished pursuant hereto or in connection with the transactions contemplated hereby shall survive until the expiration of the two (2)-year period following the Closing Date (the “Survival Period“) and no action or claim for Losses (as hereinafter defined) resulting from any misrepresentation or breach of warranty shall be brought or made after the Survival Period, except that such time limitation shall not apply to:

(a) claims for misrepresentations and breach of warranties relating to Section 3.1, Sections 3.2 and 4.1 hereof (relating to organization), Section 3.3 hereof (relating to subsidiaries), Section 3.8 (relating to title) and Section 3.18 and 4.2 hereof (relating to authority), or claims relating to breaches of the covenants set forth in Section 5.5(b) (relating to consents), Section 5.9 (non-compete), Section 5.10 (confidentiality), Section 5.11 (tax matters), Section 5.13 (relating to employees), Section 5.15 (further assurances) and 5.20 (use of names), all of which may be asserted without limitation;

(b) claims for misrepresentations and breach of warranties relating to Section 3.14 hereof (relating to environmental matters), Section 3.15 hereof (relating to employee benefit matters) and Section 3.16 hereof (relating to tax matters), which may be asserted until sixty (60) days after the running of the applicable statute of limitations (giving effect to any waiver or extension thereof); and

(c) any claims which have been asserted and which are the subject of a written notice from any Seller or the Stockholder to the Buyers or from the Buyers to the Sellers or any UPC Stockholder, as may be applicable, prior to the expiration of the Survival Period, which notice specifies in reasonable detail the nature of the claim.

9.2. General Indemnification.

(a) Each of the Sellers and the UPC Stockholders, jointly and severally, shall indemnify and defend the Buyers and each of their respective directors, officers, employees, consultants, representatives, agents and other Affiliates and shall hold each of them harmless from and against all Losses that are incurred or suffered by any of them in connection with or resulting from:

(i) any misrepresentation or breach of, or inaccuracy in, any representation or warranty made by the Companies or the UPC Stockholders in this Agreement, any Ancillary Agreement or any schedule or Disclosure Schedule furnished or to be furnished to the Buyers in connection with or as contemplated by this Agreement;

(ii) any breach of any covenant made by the Companies or the UPC Stockholders in this Agreement, any Ancillary Agreement or any schedule or Disclosure Schedule furnished or to be furnished to the Buyers in connection with or as contemplated by this Agreement, whether such covenant requires performance prior to or after the Closing, or any breach of any covenant made by the Companies or the UPC Stockholders in this Agreement, any Ancillary Agreement or any schedule or Disclosure Schedule furnished or to be furnished to the Buyers in connection with or as contemplated by this Agreement, which covenant of the Companies or the UPC Stockholders requires performance prior to the Closing;

(iii) any Losses created by any by-law or certificate of incorporation provision, agreements, or insurance policy provisions relating to the indemnification of any person who was an officer or director of any Seller prior to the Closing and any Losses created by any by-law or certificate of incorporation provision, agreements, or insurance policy provisions relating to the indemnification of any person who was an officer or director of any Acquired Subsidiary prior to the Closing to the extent such Losses were occasioned by events or omissions occurring prior to the Closing;

(iv) any Retained Liabilities; and

(v) the enforcement by the Buyers of its indemnification rights under this Agreement.

(b) Each of the Buyers shall, jointly and severally, indemnify the Sellers, the Stockholder and the UPC Stockholders and each of their respective directors, partners, officers, employees, consultants, representatives, agents and other affiliates, and shall hold each of them harmless from and against all Losses that are incurred or suffered by them in connection with or resulting from:

(i) any misrepresentation or breach of any representation or warranty made by the Buyers in this Agreement, any Ancillary Agreement or any schedule furnished or to be furnished to the Sellers and the UPC Stockholders in connection with or as contemplated by this Agreement;

(ii) any breach of any covenant made by the Buyers in this Agreement, any Ancillary Agreement or any schedule furnished or to be furnished to the Sellers and the UPC Stockholders in connection with or as contemplated by this Agreement;

(iii) any Assumed Liabilities; and

(iv) the enforcement by the Sellers and the UPC Stockholders of their indemnification rights under this Agreement.

(c) Notwithstanding the foregoing, (i) the Sellers shall not be obligated to provide any such indemnification for Losses pursuant to claims (other than third party claims) under Section 9.2(a)(i) hereof, and (ii) the Buyers shall not be obligated to provide any such indemnification for Losses pursuant to claims (other than third party claims) under Section 9.2(b)(i) hereof, unless the aggregate amount that the Sellers, the UPC Stockholders or the Buyers, as applicable, are entitled to recover in respect of all such claims exceeds $325,000 (the “Deductible“), in which case the indemnitor shall be liable only for such Losses in excess of the Deductible.

No limitation or condition of liability provided in this Article IX shall apply (i) to any misrepresentation or breach of warranty contained herein if such misrepresentation or breach of warranty was made with actual knowledge that it contained an untrue statement or omitted to state a material fact necessary to make the statements therein not misleading, or with intent to deceive or defraud, (ii) to any matters set forth in Section 5.11 hereof or (iii) to any breaches of the covenants and agreements under this Agreement or in any statement or certificate furnished or to be furnished pursuant hereto or in connection with the transactions contemplated hereby. For purposes of determining the existence of any misrepresentation, breach of warranty, or nonfulfillment of any covenant or agreement, and calculating the amount of any Losses incurred in connection with any such misrepresentation, breach of warranty, or nonfulfillment of any covenant or agreement, any and all references to material or Material Adverse Effect (or other correlative terms) shall be disregarded.

(d) (i) A party entitled to indemnification hereunder shall herein be referred to as an “Indemnitee.” A party obligated to indemnify an Indemnitee hereunder shall herein be referred to as an “Indemnitor.” As soon as is reasonable after an Indemnitee either (a) receives notice of any claim or the commencement of any action by any third party which such Indemnitee reasonably believes may give rise to a claim for indemnification from an Indemnitor hereunder or (b) sustains any Loss not involving a third-party claim or action which such Indemnitee reasonably believes may give rise to a claim for indemnification from an Indemnitor hereunder, such Indemnitee shall, if a claim in respect thereof is to be made against an Indemnitor under Article IX hereof, notify such Indemnitor in writing in reasonable detail of such claim, action or Loss, as the case may be; provided, however, that failure to notify Indemnitor shall not relieve Indemnitor of its indemnity obligation, except to the extent Indemnitor is actually prejudiced in its defense of the action by such failure. Any such notification must be in writing and must state in reasonable detail the nature and basis of the claim, action or Loss, to the extent known. Except as provided in this Section 9.2, Indemnitor shall have the right, using counsel reasonably acceptable to the Indemnitee, to contest, defend, litigate or settle any such third-party claim which involves (and continues to involve) solely monetary damages; provided that the Indemnitor shall have notified the Indemnitee in writing of its intention to do so within fifteen (15) days of the Indemnitee having given notice of the third-party claim to the Indemnitor and; provided, further, that (1) the Indemnitor expressly agrees in such notice to the Indemnitee that, as between the Indemnitor and the Indemnitee, the Indemnitor shall be solely obligated to fully satisfy and discharge the third-party claim notwithstanding any limitation with respect to indemnification included in this Agreement; (2) if reasonably requested to do so by the Indemnitee, the Indemnitor shall have made reasonably adequate provision to ensure the Indemnitee of the financial ability of the Indemnitor to satisfy the full amount of any adverse monetary judgment that may result from such third party claim; (3) assumption by the Indemnitor of such Third Party Claim could not reasonably be expected to cause a material adverse effect on the Indemnitee’s business; and (4) the Indemnitor shall diligently contest the third-party claim (the conditions set forth in clauses (1), (2), (3) and (4) being collectively referred to as the “Litigation Conditions“). The Indemnitee shall have the right to participate in, and to be represented by counsel (at its own expense) in any such contest, defense, litigation or settlement conducted by the Indemnitor; provided, that the Indemnitee shall be entitled to reimbursement therefor if the Indemnitor shall lose its right to contest, defend, litigate and settle the third-party claim. The Indemnitor shall not be entitled, or shall lose its right, to contest, defend, litigate and settle the third-party claim if the Indemnitee shall give written notice to the Indemnitor of any objection thereto based upon the Litigation Conditions.

(ii) The Indemnitor, if it shall have assumed the defense of any third-party claim as provided in this Agreement, shall not consent to a settlement of, or the entry of any judgment arising from, any such third-party claim without the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld or delayed). The Indemnitor shall not, without the prior written consent of the Indemnitee, enter into any compromise or settlement which commits the Indemnitee to take, or to forbear to take, any action or which does not provide for a complete release by such third party of the Indemnitee. The Indemnitee shall have the sole and exclusive right to settle any third-party claim, on such terms and conditions as it deems reasonably appropriate, to the extent such third-party claim involves equitable or other non-monetary relief, and shall have the right to settle any third-party claim involving monetary damages with the written consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed. All expenses (including without limitation attorneys’ fees) incurred by the Indemnitor in connection with the foregoing shall be paid by the Indemnitor. No failure by an Indemnitor to acknowledge in writing its indemnification obligations under this Article IX shall relieve it of such obligations to the extent such obligations exist.

(iii) If an Indemnitee is entitled to indemnification against a third-party claim, and the Indemnitor fails to accept a tender of, or assume the defense of, a third-party claim pursuant to this Section 9.2, the Indemnitor shall not be entitled, or shall lose its right, to contest, defend, litigate and settle such a third-party claim, and the Indemnitee shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith, to contest, defend and litigate such third-party claim, and may settle such third-party claim either before or after the initiation of litigation, at such time and upon such terms as the Indemnitee deems fair and reasonable, provided that at least ten (10) days prior to any such settlement, written notice of its intention to settle is given to the Indemnitor. If, pursuant to this Section 9.2, the Indemnitee so contests, defends, litigates or settles a third-party claim for which it is entitled to indemnification hereunder, the Indemnitee shall be reimbursed by the Indemnitor for the reasonable attorneys’ fees and other expenses of contesting, defending, litigating and/or settling the third-party claim which are incurred from time to time.

9.3. Right to Offset; Payment of Losses.

(a) Without limiting any other remedies available at law or in equity, the Buyers shall have the right to set off against any payments due and owing from the Buyers to the Sellers or the UPC Stockholders, to the extent the Buyers have suffered a Loss and made a claim for indemnity against the Sellers or the UPC Stockholders under this Article IX, including, without limitation, the right to set off against or withhold amounts owed under the Earn Out.

(b) From and after the Closing, any indemnification to which the Buyers are entitled under this Agreement as a result of any Losses pursuant to Claims under Sections 9.2(a)(i), (ii), (iii) and (v) shall first be satisfied by set off against the Sellers’ Earn Out payments; provided, that Losses incurred by the Buyers pursuant to Section 5.11(c)(ii) may only be set off against or withheld from amounts owed under the Earn Out; provided, further that the maximum amount recoverable by the Buyers for Losses under the foregoing Sections 9.2(a)(i), (ii), (iii) and (v) shall not exceed the Net Cash Amount plus the aggregate Earn Out consideration paid to the Sellers. The Sellers shall deliver to the Buyers a promissory note in the form of Exhibit 9.3 which note shall evidence the Sellers obligation to pay the Buyers for the Losses and shall be due and payable concurrently with the next payment of Earn Out consideration. In the event that the Earn Out consideration paid to the Sellers is not sufficient to satisfy the full amount of the Losses then owed to the Buyers, such remaining amounts shall be due and payable in connection with the final payment of Earn Out consideration; provided, that if the Buyers have no additional payment obligations pursuant to the Earn Out, all Losses shall be due and payable immediately by the Sellers. For the avoidance of doubt, in no event shall the Sellers be entitled to set off Losses against the Earn Out with respect to Claims made under Section 9.2(a)(iv) and all such Losses shall be due and payable immediately.

9.4. Adjustment in Purchase Price. Any indemnification payments made to Sellers or the UPC Shareholders by the Buyers under this Article IX shall be treated as an increase in the Purchase Price and any payments made by the Sellers or the UPC Shareholders to the Buyers hereunder shall be treated as a reduction in Purchase Price.

9.5. Sole Remedy. Subject to Section 9.3, the indemnification provided for in this Article IX shall be the sole remedy of the parties hereto and their respective successors or assigns in respect of any claim for monetary damages arising under or out of this Agreement or any Ancillary Agreement; provided, however, that this Section 9.5 shall not apply to Losses resulting from willful or intentional misrepresentations or fraud.

9.6. Investigation. No right to indemnification under this Article IX shall be limited by reason of any investigation or audit conducted before or after the Closing of any party hereto or the knowledge of such party of any breach of any representation, warranty, agreement or covenant by the other party at any time, or the decision by such party to complete the Closing.

9.7. Calculation of Losses; Tax Treatment of Additional Payments. The rights of any Indemnitee under this Article IX shall be limited as follows:

(a) The amount of any Losses incurred by such parties shall be reduced by the net amount of the Tax benefits actually realized by such parties or any of their Affiliates by reason of such Loss; and

(b) The amount of any Losses incurred by such parties shall be reduced by the net amount such parties actually recover (after deducting all attorney’s fees, expenses and other costs of recovery) from any insurer and such parties shall use reasonable efforts to effect any such recovery; provided, that the amounts of any increase in insurance premium or retroactive premiums or premium adjustments resulting from the making of a claim or claims against insurers shall, for this purpose, be deemed to be deducted from the amount so paid by such insurers.

ARTICLE X.

MISCELLANEOUS

10.1. Interpretive Provisions. Whenever used in this Agreement, (i) “including” (or any variation thereof) means including without limitation and (ii) any reference to gender shall include all genders. For purposes of this Agreement, the Business shall be deemed to be an Affiliate of the Sellers prior to the Closing and an Affiliate of the Buyers after the Closing.The parties acknowledge and agree that (i) each party and its counsel have reviewed the terms and provisions of this Agreement and have contributed to its drafting, (ii) the normal rule of construction, to the effect that any ambiguities are resolved against the drafting party, shall not be employed in the interpretation of it, and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

10.2. Entire Agreement. This Agreement (including the Disclosure Schedules and the exhibits attached hereto) constitutes the sole understanding of the parties with respect to the subject matter hereof.

10.3. Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto; provided however, that this Agreement may not be assigned by the Sellers without the prior written consent of the Buyers or be assigned by the Buyers without the prior written consent of the Sellers, except that (i) the Buyers may, at their election, assign this Agreement or any part thereof or any of its rights hereunder to one or more direct or indirect wholly owned subsidiaries, and (ii) the Buyers or any such assignee may make a collateral assignment of its rights (but not its obligations) under this Agreement to any lender providing financing to the Buyers after the Closing.

10.4. Headings. The headings of the Articles, Sections, and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

10.5. Modification and Waiver. No amendment, modification, or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the Buyers, on the one hand, and the Sellers Representative, on behalf of the Sellers on the other hand, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the party that is entitled to the benefits of such waived terms or provisions. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof.

10.6. Expenses. Except as otherwise expressly provided herein, each of the parties hereto shall bear the expenses incurred by that party incident to this Agreement and the transactions contemplated hereby, including, without limitation, all fees and disbursements of counsel and accountants retained by such party, whether or not the transactions contemplated hereby shall be consummated; provided, however, that the UPC Stockholders shall pay all expenses of the Sellers incident to the Agreement and the consummation of the transactions contemplated hereby.

10.7. Notices. Any notice, request, instruction, or other document to be given hereunder by any party hereto to any other party shall be in writing and shall be given by delivery in person, by electronic facsimile transmission, by overnight courier or by registered or certified mail, postage prepaid (and shall be deemed given when, delivered if delivered by hand, when transmission confirmation is received if telecopied, three days after mailing if mailed, and one business day after deposited with an overnight courier service if delivered by overnight courier), as follows:

if to the Sellers to:

Unit Parts Company

4600 S.E. 59th Street

Oklahoma City, Oklahoma 73126

Attention: Jack Vollbrecht

Telecopy: (405) 672-9979

with a copy to:

McAfee & Taft

Tenth Floor

Two Leadership Square

Oklahoma City, Oklahoma 73102-7103

Attention: Dee A. Replogle, Esq. or Robert L.Garbrecht

Telecopy: (405) 228-7454

if to the Buyers to:

Remy International, Inc.

2902 Enterprise Drive

Anderson, Indiana 46013

Attention: Chief Financial Officer

Telecopy: (765) 778-6424

with a copy to:

Dechert LLP

4000 Bell Atlantic Tower

1717 Arch Street Philadelphia Pennsylvania 19103-2793

Attention: Gil C. Tily, Esq.

Telecopy: (215) 655-2224

or at such other address for a party as shall be specified by like notice.

10.8. Governing Law; Consent to Jurisdiction. This Agreement shall be construed in accordance with and governed by the laws of the State of Indiana applicable to agreements made and to be performed wholly within that jurisdiction. Each party hereto, for itself and its successors and assigns, irrevocably agrees that any suit, action or proceeding arising out of or relating to this Agreement shall be instituted only in the United States District Court sitting in the State of Indiana, United States of America or in the absence of jurisdiction, the state courts located in Marion County, State of Indiana, and generally and unconditionally accepts and irrevocably submits to the exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any final judgment rendered thereby from which no appeal has been taken or is available in connection with this Agreement. Each party, for itself and its successors and assigns, irrevocably waives any objection it may have now or hereafter to the laying of the venue of any such suit, action or proceeding, including, without limitation, any objection based on the grounds of forum non convenes, in the aforesaid courts. Each of the parties, for itself and its successors and assigns, irrevocably agrees that all process in any such proceedings in any such court may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 10.7 hereof or at such other address of which the other parties shall have been notified in accordance with the provisions of Section 10.7 hereof, such service being hereby acknowledged by the parties to be effective and binding service in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law.

10.9. Public Announcements. None of the Sellers, the UPC Stockholders or the Buyers shall make any public statements, including, without limitation, any press releases, with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld) except as may be required by law. If a public statement is required to be made by law, the parties shall consult with each other in advance as to the contents and timing thereof.

10.10. No Third Party Beneficiaries. This Agreement is intended and agreed to be solely for the benefit of the parties hereto, and no other party shall be entitled to rely on this Agreement or accrue any benefit, claim, or right of any kind whatsoever pursuant to, under, by, or through this Agreement.

10.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

ARTICLE XI.

CERTAIN DEFINITIONS

11.1. “Affiliate” of any Person means any Person, directly or indirectly controlling, controlled by or under common control with such Person.

11.2. “Ancillary Agreement” means any agreement, exhibit, statement, document or certificate executed and delivered in accordance with or required by this Agreement, and any other agreement or certificate specifically identified as an Ancillary Agreement for purposes of this Agreement.

11.3. “Authority” means any federal, state, local or foreign governmental or regulatory entity (or any department, agency, authority or political subdivision thereof).

11.4. “business day” means any day other than a day on which banks in the State of New York and the Commonwealth of Pennsylvania are required or authorized to be closed.

11.5. “Code” means the Internal Revenue Code of 1986, as amended.

11.6. “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

11.7. “Environmental Laws” shall mean all foreign, federal, state and local governmental laws, rules, regulations, ordinances, the common law, judgments, orders, and consent agreements relating to (i) the protection of the environment (including air, surface and subsurface water, drinking water supplies, surface and subsurface land, the interior of any building or building component, soil and natural resources) or human health or (ii) the presence, Management, Release or threat of Release of or exposure to Hazardous Substances.

11.8. “Environmental Liability“ means, regardless of whether any of the following are contained in any disclosure schedule to this Agreement or otherwise disclosed to the Buyers prior to the Closing Date, any and all Losses known or unknown, foreseen or unforeseen, whether contingent or otherwise, fixed or absolute, present or arising in the future, asserted against or reasonably incurred by the Buyers arising out of or related to (1) environmental conditions, including without limitation, the presence, Release, threat of Release, Management of or exposure to Hazardous Materials and Environmental Defects first occurring prior to the Closing Date at, on, in, or under any property now or previously owned, operated or leased by the Sellers, the UPC Stockholders or any of their Affiliates in connection with the Business, Real Estate or Acquired Assets, whether into the air, soil, ground or surface waters on-site or off-site; provided, however, that Sellers shall not be responsible for the exacerbation or aggravation of any condition after the Closing to the extent resulting from the actions of the Buyer after the Closing Date ; or (2) the off-site transportation, storage, treatment, recycling, disposal or arrangement for disposal of or distribution prior to the Closing Date of Hazardous Materials Managed or Released by or on behalf of the Companies, the UPC Stockholders or any Affiliate or any of the respective predecessors in interest with respect to the Business, the Real Estate or Acquired Assets or at or from any property now or previously owned, operated or leased by the Companies, the UPC Stockholders or any of their Affiliates in connection with the Business or Acquired Assets; or (3) any violation of any Environmental Law first existing prior to the Closing Date (including, without limitation, cost and expenses for pollution control or monitoring equipment required to bring the Business in to compliance with Environmental Laws and fines, penalties and defense costs incurred for such reasonable time after the Closing as it takes the Buyers to come into compliance with Environmental Laws).

11.9. “GAAP” means United States generally accepted accounting principles.

11.10. “knowledge”, “to the knowledge” or “known” and words of similar import shall mean the actual or constructive knowledge of a natural person or, with respect to a Person that is not a natural person, the actual or constructive knowledge of the officers and management of such Person which such Person could have known after due inquiry.

11.11. “Losses” shall mean any and all losses, liabilities, damages (including without limitation, punitive, consequential, and special damages, and lost profits or diminution in value), penalties (including, without limitation, governmental penalties,) obligations, awards, fines, deficiencies, interest, claims (including third party claims (including, without limitation, whether or not meritorious), costs and expenses whatsoever (including reasonable attorneys’, consultants’ and other professional fees and disbursements of every kind, nature and description) resulting from, arising out of or incident to (y) any matter for which indemnification is provided under this Agreement, or (z) the enforcement by an indemnified party of its rights to indemnification under this Agreement.

11.12. “Material Adverse Effect” means and the correlative terms “material” and “materiality” means any circumstance or event which, individually or in the aggregate with any other circumstance or event is reasonably likely to be material and adverse to the business, properties, operations, earnings, prospects, condition (financial or otherwise), products, assets, results of operations or liabilities of the Business, the Acquired Assets or the Assumed Liabilities. For the purposes of this Agreement, the determination of whether a breach of a representation and warranty or covenant of this Agreement shall be deemed to be material or to give rise to a Material Adverse Effect shall be determined on a cumulative basis by adding the effect of the breach of any such representation and warranty or covenant (determined without regard to any materiality or Material Adverse Effect qualifiers) to the effect of all other breaches of representations and warranties and covenants of this Agreement (determined without regard to any materiality or Material Adverse Effect qualifiers) for each of the applicable period or periods to which each such representation, warranties or covenants relate, in all cases before applying the materiality standard set forth in the preceding sentence, and then determining whether, for any of the applicable periods, such aggregate sum exceeds the materiality standard set forth in the preceding sentence. For purposes of this definition of Material Adverse Effect, the effect of any matter as to any past period shall be determined based on its actual effect, and its effect as to any future period shall be determined based on the effect that such matter is reasonably likely to have.

11.13. “Material Contracts” means all written or oral agreements, contracts or commitments of the following types relating to the Business or by which the Companies or any assets or properties of the Business (including any Acquired Assets or Assumed Liabilities) is bound as of the date hereof and between the date hereof and the Closing Date: (a) any real property leases; (b) any labor or employment-related agreements; (c) any joint venture and limited partnership agreements; (d) mortgages, indentures, loan or credit agreements, security agreements and other agreements and instruments relating to the borrowing of money or extension of credit; (e) agreements for the sale of goods or products or performance of services by or with any vendor (or any group of related vendors) that had annual aggregate payments exceeding $25,000 in any of the last three calendar years; (f) lease agreements for machinery and equipment, motor vehicles, or furniture and office equipment or other personal property by or with any vendor (or any group of related vendors) that had annual aggregate payments exceeding $10,000 in any of the last three calendar years; (g) agreements restricting in any manner the right of any Company or the Business to compete with any other person, or restricting the right of any Company or the Business to sell to or purchase from any other person; (h) agreements between any Company and any of its affiliates; (i) guaranties, performance, bid or completion bonds, surety and appeal bonds, return of money bonds, and surety or indemnification agreements; (j) custom bonds and standby letters of credit; (k) any license agreement or other agreements regarding any intellectual property of others used by any Company in the Business, or by which any Company permits any third party to use the Intellectual Property; (l) other agreements, contracts and commitments which cannot be terminated by any Seller on notice of thirty (30) days or less and without payment by any Company of less than $10,000 upon such termination and (m) powers of attorney.

11.14. “Material Real Estate Impairment” shall mean: (1) a material adverse effect upon the value of the individual Owned Real Estate so affected, or (2) a material impairment of the use of, or the conduct of the Business at, any of the individual Owned Real Estate so affected.

11.15. “Person” or “person” means an individual, corporation, partnership, association, limited liability company, trust, unincorporated organization, other entity or group (as group is defined in Section 13(d)(3) of the Exchange Act).

11.16. “POS Contracts” means the agreements set forth on Schedule 11.16 hereto.

11.17. “Subsidiary” means with respect to the Sellers, any person or other business entity of which any Seller owns, directly or indirectly, more than 50% (i) of the capital stock or other equity interests or (ii) of the voting stock or other ownership interests having ordinary voting power for the election of directors (or the equivalent).

11.18. “Tax Assumptions” means the assumptions regarding Tax Attributes as reflected on Schedule 11.18.

11.19. “Tax Attributes” means tax basis, net operating loss carryovers and other items relevant to determining the taxable income of Seller for the taxable year that includes the Closing Date.

11.20. “Transfer Taxes” means sales, use, transfer, value-added, or similar Taxes imposed in connection with the sale or transfer of property.

OTHER DEFINED TERMS

Page
Acquired Assets	2
Acquired Subsidiaries	1
Acquired Subsidiary	1
ADEA	43
Aggregate Cash Amount	7
Agreement	1
Allocation Principles	8
Allocation Schedule	8
Assignment and Assumption Agreement	9
Assumed Liabilities	4
Assumed Plans	44
Assumed Tax Liabilities	5
Aurra	1
Balance Sheet	14
Balance Sheet Date	14
Benefit Plans	25
Bill of Sale	9
Business	1
Business Entities	16
Buyers	1
Buyers’ Accountants	8
Buyers’ Closing Certificate	49
Closing	9
Closing Cash Consideration	7
Closing Date	9
Coahuila	1
COBRA	43
Companies	1

Company	1
Consent, Estoppel and Nondisturbance Certificates	36
Contracts	3
Deductible	52
Disclosure Schedules	12
DOJ	42
Earn Out	7
Employment Agreements	10
Employment Date	42
Encumbrances	12
Environmental Audits	24
Environmental Liability	58
Environmental Permits	23
ERISA	25
ERISA Affiliate	25
Excess Tax Liability	42
Excluded Assets	4
FTC	42
GHKR	1
GHKR (Costa Rica)	1
Hazardous Materials	23
HSR Act	35
Indemnitee	52
Indemnitor	52
Intellectual Property	20
Inventory	3
IRS	26
Leased Real Estate	17
Leases	17
Letter	45
Litigation	21
Litigation Conditions	53
Lockbox Account	45
Management	23
Manages	23
Net Cash Amount	4
Non-Compete Period	38
OSHA	22
Other Selling Stockholders	1
Owned Real Estate	16
Parent	1
Patent Trademark and Copyright Rights	20
PCBs	23
Pension Plan	25
Permits	22
Permitted Encumbrances	19
Pre-Closing Returns	39
Prestadora	1
Proposed Calculation	39
Purchase Price	7
QAPI	1
Real Estate	2
Release	24
Remediation	23
Remy	1
Repaid Indebtedness	7

Restricted Business	38
Retained Liabilities	5
Retained Payables	6
Seller	1
Seller Account Parties	45
Seller Stock	12
Sellers	1
Sellers Representative	11
Sellers’ Accountants	8
Sellers’ Closing Certificates	47
Significant Customer	33
Significant Supplier	33
Stockholder	1
Straddle Period Returns	39
Surveys	45
Survival Period	50
Tax	27
Tax Return	28
Taxes	27
Taxing Authority	27
Third Accounting Firm	8
Title Company	45
Title Insurance	46
Transferring Employees	42
Unaudited Financial Statements	13
UPC	1
UPC Stockholders	1
UPC Stockholders’ Closing Certificates	47

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.

REMY INTERNATIONAL, INC.

By:	/s/ Thomas J. Snyder
Name:	Thomas J. Snyder
Title:	President, Chief Executive Officer

UPC ACQUISITION CORP.

By:	/s/ Thomas J. Snyder
Name:	Thomas J. Snyder
Title:	President

UNIT PARTS COMPANY

By:	/s/ Jack D. Vollbrecht
Name:	Jack D. Vollbrecht
Title:	President

GHKR, INC.

By:	/s/ Glynn Hatley
Name:	Glynn Hatley
Title:	V. P.

QAPI S.A.de C.V.

By:	/s/ Glynn Hatley
Name:	Glynn Hatley
Title:	Attorney in Fact

UNIT PARTS COAHUILA S.A. de C.V.

By:	/s/ Glynn Hatley
Name:	Glynn Hatley
Title:	Director/Attorney in Fact

PRESTADORA de SERVICIOS JALISCO S.A. de C.V.

By:	/s/ Glynn Hatley
Name:	Glynn Hatley
Title:	Attorney in Fact

GHKR SRL

By:	/s/ Glynn Hatley
Name:	Glynn Hatley
Title:	Manager

AURRA INDUSTRIES, INC.

By:	/s/ Douglas Franklin
Name:	Douglas Franklin
Title:	Vice President

VOLLBRECHT FAMILY INVESTMENTS, A LIMITED PARTNERSHIP

By: Vollbrecht Capital, LLC, sole General Partner

By:	/s/ Jack D. Vollbrecht
Name:	Jack D. Vollbrecht
Title:	Manager

OTHER SELLING STOCKHOLDERS:

/s/ Jack Vollbrecht Jack Vollbrecht

/s/ Thomas Vollbrecht Thomas Vollbrecht

/s/ Robin Constantine Robin Constantine

/s/ Stephen Constantine Stephen Constantine

SELLERS REPRESENTATIVE:

/s/ Jack D. Vollbrecht Name: Jack D. Vollbrecht